Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
QUARTZ HOLDCO, LLC,
QUARTZ MERGERCO, INC.
and
QUALTRICS INTERNATIONAL INC.
Dated as of March 12, 2023

    i

ANNEX A – Separation Agreement
ANNEX B – Second Amended and Restated Certificate of Incorporation
ANNEX C – Form of Written Consent

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2023 (this “Agreement”), among Quartz Holdco, LLC, a Delaware limited liability company (“Parent”), Quartz MergerCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Qualtrics International Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease and (iii) the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger” and together with the other transactions contemplated by this Agreement, collectively, the “Transactions”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”);
WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, and (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;
WHEREAS, (i) the sole member of Parent has (a) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its sole member, (b) approved and declared advisable this Agreement and the Transactions and (c) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (ii) has caused the sole stockholder of Merger Sub, which is indirectly wholly owned by Parent, to adopt this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has (i) entered into the Equity Commitment Letters with the Equity Investors and the Debt Commitment Letter with the Debt Financing Sources party thereto, with the Equity Commitment Letters, standing alone, collectively providing the Required Amount, (ii) entered into the Guarantees with the Guarantors, and (iii) delivered to the Company executed copies of each of the Equity Commitment Letters, the Debt Commitment Letter and the Guarantees;
WHEREAS, upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be cancelled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, SAP SE, a European Company (Societas Europaea), registered in accordance with the corporate laws of Germany and the European Union, and the Company have entered into a Separation Agreement in the form attached hereto as Annex A (the “Separation Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01 Definitions. (a) For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than the Confidentiality Agreement; provided, that (i) such confidentiality agreement shall not prohibit compliance by the Company with its obligations under this Agreement and (ii) the standstill provisions contained therein need not restrict or prohibit a person from making or amending a confidential Acquisition Proposal.
“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd1, et seq.), (b) the Corruption of Foreign Public Officials Act, S.C. 2002, c. 8 (Canada), (c) the U.K. Bribery Act 2010 and (d) all other anti-bribery, anti-corruption, anti-money-laundering and similar applicable Laws of each jurisdiction in which the Company and the Company Subsidiaries operate or have operated and in which any Person associated with or acting on behalf of the Company or any of the Company Subsidiaries, including any officer, director, employee, agent and Affiliate thereof is conducting or has conducted business involving the Company or any of the Company Subsidiaries.
“Anti-Money Laundering Laws” means all applicable financial recordkeeping, reporting and registration requirements, including the money laundering statutes of any jurisdiction applicable to the Company or its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority from time to time, including the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”), and any legal requirement implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering.
“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which commercial banks are not required or authorized by Law to close in the City of New York, New York.
“Class A Common Stock” means Class A Common Stock of the Company, par value $0.0001 per share.
“Class B Common Stock” means Class B Common Stock of the Company, par value $0.0001 per share.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Bylaws” means the Amended and Restated Bylaws of the Company, dated December 21, 2020, as in effect as of the date of this Agreement.
“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated December 21, 2020, as in effect as of the date of this Agreement.
“Company Common Stock” means, collectively, the Class A Common Stock and Class B Common Stock.
“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended from time to time.
“Company Financial Information” means the financial statements of the Company required to be delivered in order to satisfy the condition set forth in Section 4 of Exhibit C to the Debt Commitment Letter (as in effect on the date hereof).
“Company Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary.
“Company Option” means each option to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans.
“Company Plan” means each Plan to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or liability (contingent or otherwise), or which is maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, or director of the Company or any Company Subsidiary, including the Company Stock Plans and the Company ESPP.
“Company Stock Plans” means the Company’s 2021 Employee Omnibus Equity Plan, the 2021 Company Inducement Equity Plan, the Clarabridge, Inc. Amended and Restated 2015 Equity Incentive Plan and the Clarabridge, Inc. Amended and Restated 2005 Equity Incentive Plan.
“Contract” means any contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise, agreement, indenture, lease, sublease, license, sublicense, permit or any other binding instrument, obligation or commitment of any kind with respect to which there are continuing rights, liabilities or obligations.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract (including any credit arrangement) or otherwise.
“COVID-19” means the COVID-19 or SARS-CoV-2 virus and any evolution, mutation or variation thereof and any further epidemics or pandemics arising therefrom.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocol or guideline promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020, and the Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Authority.
“Data Partner” means all third parties processing or otherwise with access to Personal Information collected and/or processed by or on behalf of the Company and Company Subsidiaries.
“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other Representatives, and their successors and permitted assigns, in each case, solely in their capacities as such.
“Debt Financing Sources” means, at any time, the Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Equity Financing) (including the parties to the Debt Commitment Letter and any agreements, any joinder agreements, engagement letters, underwriting agreements, indentures, loan agreements or credit agreements entered into in connection therewith), including the agents, arrangers, lenders, initial purchasers and other entities that have committed to provide or arrange all or part of the Debt Financing, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns, in each case, solely in their capacities as such.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Shares” means Shares to be cancelled in accordance with Section 3.01(b).

“Foreign Investment Law” means any applicable Law in the relevant jurisdiction that is designed or intended to prohibit, restrict or regulate actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests on national security or public order grounds.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
“Government Official” means any official, officer, employee, or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Authority, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization.
“Governmental Authority” means any supranational, federal, national, state, provincial or local, municipal or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization (including Nasdaq), domestic or foreign, or any court, tribunal or judicial or arbitral body.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Independent Subcommittee” means the subcommittee of the independent and disinterested members of the Audit Committee of the Company Board established by the Company Board in connection with the Transactions.
“Intellectual Property” means all intellectual property throughout the world, including the following: (i) any patent and patent application (including all reissues, divisions, continuations, continuations-in-part and extensions thereof); (ii) any trademark, service mark, trade dress and Internet domain name, together with all goodwill associated exclusively therewith; (iii) any copyright (including copyrights in software) and rights in designs and databases; and (iv) any trade secrets, including rights in know-how, formulae, recipes and other confidential and proprietary information.
“Knowledge” of the Company or “Company’s Knowledge” means the actual knowledge of the individuals identified on Section 1.01(a)(i) of the Company Disclosure Letter, in each case after reasonable inquiry of such individual’s direct reports.
“Knowledge” of Parent means the actual knowledge of the individuals identified on Section 1.01(a)(ii) of the Company Disclosure Letter.
“Law” means any applicable supranational, federal, national, state, provincial or local law, statute, ordinance or law (including common law), or any rule, regulation, Order or agency requirement of any competent Governmental Authority, whether or not inside or outside the United States or any other country.
“Liens” means any and all security interests, pledges, charges, options, puts, calls, preemptive purchase rights, covenants, conditions, restrictions, leases, easements, rights of first offer or refusal, mortgages, liens and any other encumbrances, other than Permitted Liens.
“Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate with all other changes, effects, events, occurrences, developments, conditions or facts, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) would reasonably be expected to materially delay, materially impede or prevent the consummation of the Merger by the Company; provided, however, that, for purposes of clause (x) only, in no event shall any change, effect, event, occurrence, development, condition or fact resulting from or relating to any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, or there is reasonably expected to be, a Material Adverse Effect: (i) any change in general political, social, geopolitical or regulatory conditions, whether globally or in the United States; (ii) any change in economic, market, business, financial, commodity, credit, debt, securities, derivatives or capital market conditions in the United States or in any other country or region in the world, including inflation, supply chain disruptions, labor shortages, interest, foreign exchange or exchange rates and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange or over-the-counter market; (iii) any change generally affecting the industries, jurisdictions or geographic areas in which the Company and the Company Subsidiaries operate; (iv) any change or proposed change, in each case, after the date hereof, in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof); (v) any adoption, implementation, promulgation, repeal, modification, change, reinterpretation or proposal of any Law, in each case, after the date hereof; (vi) social unrest, riots, protests, geopolitical conditions, any outbreak, escalation or acts of terrorism or sabotage, cyberattack, armed hostility or war (whether or not declared), any weather-related event, power outages or electrical blackouts, fire, earthquake, hurricane, flood or other natural disaster, any pandemic, epidemic, public health emergency or outbreak of illness or disease (including in relation to COVID-19 or the COVID-19 Measures) or other public health event or any other force majeure event, whether or not caused by any person (other than the Company or any of its Affiliates or Representatives) or acts of God or other national or international calamity or the worsening of any of the occurrences or conditions referred to in this clause (vi); (vii) changes in the market price or trading volume of the Shares or any change affecting the credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account, in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); (viii) the announcement of this Agreement and the Transactions or the pendency or consummation of the Transactions, including any impact on the Company’s or the Company Subsidiaries’ relationships with employees, customers, suppliers, Governmental Authorities or any other person (including pursuant to contractual relationships); provided, however, that the exceptions in this clause (viii) shall not apply with respect to references to a “Material Adverse Effect” in the representations and warranties contained in Section 4.04 (and in Section 8.02(a) and Section 9.01(c)(iii) to the extent related to such portions of such representation); (ix) compliance with the terms of, or the taking of any action expressly required by this Agreement or requested in writing by Parent, in each case, other than as required or contemplated by the first sentence of Section 6.01; (x) any failure to meet internal or published projections, forecasts, budgets, plans, consensus estimates, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); (xi) the identity of, or any facts relating to, Parent, Merger Sub or any of their Affiliates; provided, however, that the exceptions in this clause (xi) shall not apply with respect to references to a “Material Adverse Effect” in the representations and warranties contained in Section 4.04 (and in Section 8.02(a) and Section 9.01(c)(iii) to the extent related to such portions of such representation); or (xii) any Actions relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (whether on their own behalf or on behalf of the Company) or any other person (it being understood that the underlying facts or occurrences giving rise to such Action may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent (A) not otherwise excluded from this definition and (B) that such Action does not arise from facts or occurrences for which Parent, any of its Affiliates or any of their respective Representatives are directly responsible); provided, however, that the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (vi), shall only apply to the extent that such change, effect, event, occurrence, development, condition or fact does not have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industry and geographic markets in which the Company and the Company Subsidiaries operate in which case only the incremental materially disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur.
“Nasdaq” means The NASDAQ Global Select Market.
“Order” means, with respect to any person, any injunction, order, writ, decree, consent decree, judgment, ruling, verdict or award entered, issued, made or rendered by any Governmental Authority of competent jurisdiction affecting such person or any of its properties.
“Parent Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate, prevents, materially delays or impedes the consummation of the Transactions by Parent or Merger Sub or otherwise prevents, materially delays or impedes Parent or Merger Sub from performing its obligations under this Agreement.
“Parent Related Parties” means the Equity Investors and Parent’s and the Equity Investors’ respective Affiliates or any of their or their respective Affiliates’ respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, or any financial institution which provides or is committed to provide financing in connection with the Transactions or any of their respective Affiliates.
“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or similar Liens arising in the ordinary course of business as to which (A) there are no delinquent amounts due thereunder, and no other default on the part of the Company or any of the Company Subsidiaries or (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (ii) Liens for Taxes, assessments and other governmental charges and levies that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iii) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would be evident from the records of the relevant Governmental Authority maintaining such records or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (iv) zoning, building and other similar codes and regulations, provided, that such restrictions do not prohibit the current use of any Owned Real Property or Leased Real Property from the manner in which such property is currently being used, (v) Liens pursuant to, or permitted under, any indebtedness of the Company or any of the Company Subsidiaries, (vi) Liens to be discharged at or prior to the Effective Time, (vii) Liens created by or arising from the actions of Parent, Merger Sub or their respective Affiliates, (viii) non-exclusive licenses or other non-exclusive rights granted under Company Intellectual Property in the ordinary course of business, (ix) Liens the existence of which are disclosed in the notes to the consolidated financial statement of the Company included in the SEC Documents and (x) such other Liens as would not reasonably be expected to materially interfere with the business or operations of the Company and the Company Subsidiaries, as currently conducted.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means an individual person’s name, address, telephone number, electronic mail address, social security number, bank account or credit or debit card number, and/or information or data, in any form, that is considered “personal information”, “personal data”, “protected health information”, “nonpublic personal information”, “sensitive personal information”, and/or any equivalent term by any Privacy Requirement.
“Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including any similar plan subject to laws of a jurisdiction outside of the United States), bonus, pension, profit sharing, incentive compensation, phantom stock, stock option, stock purchase, restricted stock, other equity-based compensation, deferred compensation, employment, consulting, retiree medical or life insurance, retirement, supplemental retirement, vacation, sick, severance, disability, death benefit, medical, welfare, fringe benefit or other compensation or employee benefits, change in control, termination or severance agreement, plan, program or arrangement.
“Pre-Closing Period” means the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
“Privacy Laws” means Laws, industry standards and binding guidance relating to data, privacy, Personal Information, security, data breach notification, website and mobile application privacy policies and practices, and email, text message or telephone communications.
“Privacy Policies” means all published policies, notices, statements and procedures relating to Personal Information and/or the privacy, security or operation of any IT assets.
“Registered Company Intellectual Property” means material Company Intellectual Property that has been issued by, registered or filed with, renewed by or is the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Representatives” means, with respect to any person, such person’s officers, directors, employees, Affiliates, financial advisors, accountants, consultants, legal counsel, agents and other representatives (including, with respect to Parent and Merger Sub, Debt Financing Sources) and advisors.
        “Sanctioned Country” means any country, region or territory that is the target or subject of comprehensive territorial-based economic sanctions or trade restrictions of the United States (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means any person that is the target or subject of Sanctions Laws, including (i) any person identified in any sanctions list maintained by the U.S. government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (ii) any person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country or the Government of Venezuela; and (iii) any person directly or indirectly owned 50 percent or more by, controlled by or acting for the benefit or on behalf of a person described in clauses (i) or (ii).
“Sanctions Laws” means all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Specified Stockholder” means SAP America, Inc., a Delaware corporation.
“Specified Stockholder Own Plan” means the Own SAP Plan.
“Subsidiary” or “Subsidiaries” of any person means another person (other than an individual), of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, duties, fees, imposts, levies or other governmental assessments, tariffs, charges of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, capital gains, goods and services, branch, gross receipts, capital, net worth, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer (including real property transfer or gains), conveyance, severance, production, registration, value added, ad valorem alternative or add-on minimum and other similar taxes and other taxes imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.
“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, reports, elections, designations, estimates, and forms relating to Taxes that are required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.
“Trade Control Laws” means all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1 and the Foreign Trade Regulations (15 C.F.R. Part 30).
“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (i) where the breaching party knows such action or omission is a breach of such representation, warranty, agreement or covenant and (ii) such action or omission constitutes a material breach of this Agreement.
(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Section
Acquisition Agreement	§ 7.03(b)
Acquisition Proposal	§ 7.03(j)(i)
Action	§ 4.07
Adverse Recommendation Change	§ 7.03(d)
Agreement	Preamble
Book-Entry Shares	§ 3.02(b)
Capitalization Date	§ 4.02(b)
Certificate of Merger	§ 2.03
Closing	§ 2.02
Closing Date	§ 2.02
Commitment Letters	§ 5.08(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article IV
Company Preferred Stock	§ 4.02(a)
Company Related Parties	§ 9.02(c)
Company Stockholder Approval	§ 4.19(b)
Company Subsidiary	§ 4.01(c)
Company Termination Fee	§ 9.03(a)(i)
Confidentiality Agreement	§ 7.02(b)
Continuation Period	§ 7.05(a)
Continuing Employee	§ 7.05(a)
CPP Guarantor	§ 5.16
Debt Commitment Letter	§ 5.08(a)
Debt Financing	§ 5.08(a)
Definitive Financing Agreements	§ 7.13(c)
DGCL	Recitals
Dissenting Shares	§ 3.06(a)
DPA	§ 5.13
DTC	§ 3.02(b)
Effective Time	§ 2.03
Environmental Claims	§ 4.14(b)
Environmental Laws	§ 4.14(b)
Equity Commitment Letter	§ 5.08(a)
Equity Financing	§ 5.08(a)
Equity Investors	§ 5.08(a)
Final Offering Period	§ 3.04(d)

Financing	§ 5.08(a)
Foreign Benefit Plan	§ 4.10(h)
Guarantee	§ 5.16
Guarantor	§ 5.16
Hazardous Materials	§ 4.14(b)
Indebtedness	§ 6.01(h)
Indemnified Parties	§ 7.04(a)
Independent Subcommitee Adverse Recommendation Change	§ 7.03(k)
Information Statement	§ 7.01(b)
Intervening Event	§ 7.03(j)(ii)
IRS	§ 4.10(a)
Leased Real Property	§ 4.12(b)
Licenses	§ 4.09(b)
Lookback Start Date	§ 4.08(a)(viii)
Merger	Recitals
Merger Consideration	§ 3.01(a)
Merger Sub	Preamble
Non-Recourse Party	§ 10.14
Outside Date	§ 9.01(c)(i)
Owned Real Property	§ 4.12(a)
Parent	Preamble
Parent Damages Limitation	§ 9.02(c)
Parent Related Parties	§ 9.02(c)
Parent Welfare Benefit Plan	§ 7.05(b)
Paying Agent	§ 3.02(a)
Payment Fund	§ 3.02(a)
Payor	§ 3.07
Performance Stock Unit	§ 3.04(b)
Privacy Requirements	§ 4.17(a)
Real Property Leases	§ 4.12(b)
Release	§ 4.14(b)
Required Amount	§ 5.08(c)
Restricted Stock Unit	§ 3.04(a)
Sarbanes-Oxley Act	§ 4.05(a)
SEC Documents	Article IV
SEC Reports	§ 4.05(a)
Security Incident	§ 4.17(b)
Selected Contract	§ 4.08(a)
Separation Agreement	Recitals
Share	§ 3.01(a)
Shares	§ 3.01(a)
SLP Guarantors	§ 5.16
Solvent	§ 5.09
Stock Unit	§ 3.04(b)
Superior Proposal	§ 7.03(j)(iii)

Surviving Company	§ 2.04
Third-Party Consents	§ 4.04(a)
Top Customer	§ 4.08(a)(ix)
Top Supplier	§ 4.08(a)(xi)
Transaction Litigation	§ 7.11
Transactions	Recitals
Transfer Taxes	§ 7.09
Unvested Performance Stock Unit	§ 3.04(b)(ii)
Unvested Performance Stock Unit Consideration	§ 3.04(b)(ii)
Unvested Restricted Stock Unit	§ 3.04(a)(ii)
Unvested Restricted Stock Unit Consideration	§ 3.04(a)(ii)
Vested Performance Stock Unit	§ 3.04(b)(i)
Vested Performance Stock Unit Consideration	§ 3.04(b)(i)
Vested Restricted Stock Unit	§ 3.04(a)(i)
Vested Restricted Stock Unit Consideration	§ 3.04(a)(i)
Written Consent	§ 4.19(b)

ARTICLE II

THE MERGER
SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.
SECTION 2.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m., New York time, on the third Business Day after the satisfaction or, to the extent permitted by Law, waiver of the conditions to Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted by Law, waiver at the Closing), remotely by telephone and electronic communication and exchange of documents; provided, that notwithstanding the foregoing, the Closing shall not occur prior to May 11, 2023 without the prior written consent of Parent, or (b) at such other place, at such time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs shall be referred to as the “Closing Date.”
SECTION 2.03 Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”
SECTION 2.04 Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.
SECTION 2.05 Certificate of Incorporation and Bylaws of the Surviving Company. At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety as set forth in Annex B and shall be the certificate of incorporation of the Surviving Company and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company (except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Company), in each case, until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 7.04).
SECTION 2.06 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.
ARTICLE III

CONVERSION AND EXCHANGE OF SHARES
SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a)Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically into the right to receive $18.15 in cash per Share, without interest (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 3.02(b).
(b)Cancellation of Excluded Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly-owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
(c)Shares of Merger Sub. Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company.
SECTION 3.02 Exchange of Shares.

(a)Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a national recognized bank or trust company approved in writing (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company and Parent, with such Paying Agent for the payment of the Merger Consideration in accordance with this Agreement. At or prior to the Effective Time, Parent shall have deposited, or shall cause to have been deposited, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to this Article III (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States, in commercial paper obligations rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments. All fees and expenses of the Paying Agent shall be borne by Parent or the Surviving Company.
(b)Exchange Procedures. Promptly after the Effective Time (and in no event later than two Business Days thereafter), Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant hereto instructions for use in effecting the surrender of the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. The holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to this Article III. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Book-Entry Share is registered if the Book-Entry Share representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Book-Entry Share is entitled pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Book-Entry Shares pursuant to the provisions of this Article III. Each registered holder of one or more Book-Entry Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably require), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after receipt of such agent’s message (or such other evidence, if any, as the Paying Agent may reasonably require), the Merger Consideration for each Book-Entry Share. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Excluded Shares and any Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Merger Consideration.
(c)No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law, including the right to receive the Merger Consideration payable in respect of this Article III.
(d)Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former holders of Shares 12 months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. On or after the Effective Time, any Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.01(a).
SECTION 3.04 Stock Units; Stock Options; Company ESPP; Company Stock Plans.
(a)Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any restricted stock units subject only to service-based vesting restrictions granted under a Company Stock Plan and pursuant to which the holder has a right to receive Shares or cash following the vesting or lapse of restrictions applicable to such restricted stock unit, which shall include any Performance Stock Unit for which the applicable period of performance concluded prior to the Effective Time (each, a “Restricted Stock Unit”) with respect to such holder’s Restricted Stock Units or as otherwise set forth on Section 3.04(a) of the Company Disclosure Letter, immediately prior to the Effective Time, each outstanding Restricted Stock Unit shall, automatically and without any action on the part of the holder thereof, be cancelled and converted as follows, and the holder thereof shall only be entitled to the right to receive the following:
(i)Each Restricted Stock Unit that, as of immediately prior to the Effective Time, is vested in accordance with its terms after giving effect to any vesting that occurs as a result of the Transactions (each, a “Vested Restricted Stock Unit”) shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five days following the Effective Time), an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Vested Restricted Stock Unit, less applicable Taxes and authorized deductions (the “Vested Restricted

Stock Unit Consideration”); provided that with respect to any Vested Restricted Stock Units that constitute nonqualified deferred compensation subject to Section 409A of the Code, the Vested Restricted Stock Unit Consideration will be paid at the earliest time permitted under the applicable Company Stock Plan, award agreement or Company Plan that will not trigger a Tax or penalty under Section 409A of the Code;
(ii)Each Restricted Stock Unit that, as of immediately prior to the Effective Time, is not a Vested Restricted Stock Unit (each, an “Unvested Restricted Stock Unit”) shall be converted into the contingent right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Unvested Restricted Stock Unit (the “Unvested Restricted Stock Unit Consideration”). Subject to the holder’s continued service with the Company and its Subsidiaries (including the Surviving Company and its Subsidiaries) through the applicable vesting dates, such Unvested Restricted Stock Unit Consideration will vest and become payable at the same time as the Unvested Restricted Stock Unit from which such Unvested Restricted Stock Unit Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Restricted Stock Unit immediately prior to the Effective Time, including, for the avoidance of doubt, any accelerated vesting terms and conditions (except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are necessary to facilitate the administration of the Unvested Restricted Stock Unit Consideration amounts); provided that with respect to any Unvested Restricted Stock Units that constitute nonqualified deferred compensation subject to Section 409A of the Code, the Unvested Restricted Stock Units will be paid at the earliest time permitted under the applicable Company Stock Plan, award agreement or Company Plan that will not trigger a Tax or penalty under Section 409A of the Code.
(b)Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any restricted stock unit subject, in whole or in part, to performance-based vesting restrictions (each a “Performance Stock Unit”, and together with the Restricted Stock Units, the “Stock Units”) with respect to such holder’s Performance Stock Units or as otherwise set forth on Section 3.04(b) of the Company Disclosure Letter, immediately prior to the Effective Time, each outstanding Performance Stock Unit under the Company Stock Plans shall, automatically and without any action on the part of the holder thereof, be cancelled and converted as follows, and the holder thereof shall only be entitled to the right to receive the following:
(i)Each Performance Stock Unit that, as of immediately prior to the Effective Time, is vested in accordance with its terms after giving effect to any vesting that occurs as a result of the Transactions (each, a “Vested Performance Stock Unit”) shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five days following the Effective Time), an amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the aggregate number of Shares subject to such Vested Performance Stock Unit, less applicable Taxes and authorized deductions (the “Vested Performance Stock Unit Consideration”).
(ii)Each Performance Stock Unit that, as of immediately prior to the Effective Time, is not a Vested Performance Stock Unit (each, an “Unvested Performance Stock Unit”) shall be converted into the contingent right to receive an amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the aggregate number of Shares subject to such Unvested Performance Stock

Unit based on the attainment of the applicable performance metrics at the target level of performance (the “Unvested Performance Stock Unit Consideration”). Subject to the holder’s continued service with the Company and its Subsidiaries (including the Surviving Company and its Subsidiaries) through the applicable time-based vesting dates, such Unvested Performance Stock Unit Consideration will vest and become payable at the same time as the Unvested Performance Stock Unit from which such Unvested Performance Stock Unit Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Performance Stock Unit immediately prior to the Effective Time, including, for the avoidance of doubt, any accelerated vesting terms and conditions (except (1) for terms rendered inoperative by reason of the Transactions, (2) for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are necessary to facilitate the administration of the Unvested Performance Stock Unit Consideration amounts, and (3) that no performance-based vesting metrics or criteria shall apply from and after the Effective Time).
(c)At the Effective Time, each Company Option (other than any Company Option granted under the Company ESPP) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, whether vested or unvested as of immediately prior to the Effective Time, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof:
(i)be cancelled and converted into and will become the right to receive an amount in cash immediately after the Effective Time (and in no event later than five days following the Effective Time), without interest thereon, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Options as of immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, less applicable Taxes and authorized deductions; and
(ii)notwithstanding the foregoing, any Company Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.
(d)The Company shall, prior to the Effective Time, take all actions necessary to ensure that (i) no new offering or purchase periods under the Company ESPP shall commence after the date hereof, (ii) no new participants be permitted into the Company ESPP after the date hereof, and (iii) the existing participants thereunder may not increase their elections with respect to the offering or purchase periods in effect on the date hereof. The Company shall take all actions necessary to terminate the Company ESPP and all outstanding rights thereunder as of the day immediately prior to the Effective Time, contingent upon the occurrence of the Closing, effective immediately prior to the Effective Time. To the extent that any purchase period that is in effect on the date of this Agreement is scheduled to remain in effect as of the Effective Time (the “Final Offering Period”), the Company shall provide at least ten days’ prior written notice of the occurrence of the Closing Date, and participants in the Company ESPP with respect to such purchase period shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the automatic exercise date contemplated by the following sentence. Each purchase right under the Company ESPP that is outstanding as of the date prior to the Closing Date and has not been terminated at the participant’s election as provided in the preceding sentence, shall automatically be exercised on such date, by applying the payroll deductions of each participant holding such rights for the purchase period in which the Closing Date occurs to the purchase of Shares at the option price applicable to such purchase right. The

Company shall, prior to the Effective Time, take all actions necessary to terminate no later than the day immediately prior to the Effective Time, and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on the termination date of the Company ESPP with respect to any then-outstanding purchase rights.
(e)Prior to the Effective Time, the Company shall, as applicable, provide any notice required under the terms of the Company Stock Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plans or any outstanding awards and take all other appropriate actions to give effect to the Transactions.
(f)Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the Transactions and any other dispositions of Shares or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.
SECTION 3.05 Certain Adjustments. Without limiting the other provisions of this Agreement, if the outstanding Shares are changed into a different number or class of shares due to any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(a) shall be equitably adjusted to reflect the effect thereof.
SECTION 3.06 Dissenting Shares.
(a)Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded, properly in writing, appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under such Section 262. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.02, of such Shares.
(b)The Company shall give Parent prompt notice and copies of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands.
SECTION 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Paying Agent and the Company (and any of their Affiliates or agents) (each a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law; provided that if any Payor proposes to deduct and withhold any amounts pursuant to this Section 3.07 with respect to the holder of Class B Common Stock, the applicable Payor shall use commercially reasonable efforts to provide prior written notice of the applicable deduction and withholding to the holder of such Class B Common Stock and shall cooperate with the holder of such Class B Common Stock to minimize or eliminate such deduction or withholding. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the corresponding section or subsections of the disclosure letter prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), or (b) as disclosed in any report, schedule, form, statement or other document (including all exhibits and other information incorporated by reference therein and all amendments and supplements thereto) filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document and that are publicly available since (and including) January 28, 2021 through at least two Business Days prior to the date of this Agreement (collectively, the “SEC Documents”) (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature (other than any factual information contained therein)) (it being agreed that for the preceding clauses (a) and (b) (i) for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection (other than Sections 4.01, 4.02, 4.03, 4.06(a), 4.19, 4.20 or 4.22 of the Company Disclosure Letter) to which the relevance of such item is reasonably apparent on its face and (ii) nothing disclosed in the SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.06(a), 4.19, 4.20 or 4.22), the Company represents and warrants to Parent and Merger Sub as follows:
SECTION 4.01 Organization and Qualification; Company Subsidiaries.
(a)Each of the Company and each Company Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not have a Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.
(b)True and complete copies of (i) the Company Charter and (ii) the Company Bylaws, in each case as in effect on the date of this Agreement, are included in the SEC Documents. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws, except for violations that would not have a Material Adverse Effect or prevent the consummation of the Merger.

(c)Section 4.01(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all the Subsidiaries of the Company (each, a “Company Subsidiary”), the jurisdiction of organization thereof and the ownership interest of the Company in each Company Subsidiary. Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, association or other entity. No Company Subsidiary is in violation of any of the provisions of its certificate of incorporation and bylaws (or equivalent organizational documents), except for violations that would not have a Material Adverse Effect or prevent the consummation of the Merger.
SECTION 4.02 Capitalization.
(a)The authorized share capital of the Company consists of (i) 3,000,000,000 shares of Company Common Stock of which (A) 2,000,000,000 shares are designated as Class A Common Stock and (B) 1,000,000,000 shares are designated as Class B Common Stock, and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”).
(b)As of the close of business on March 9, 2023 (the “Capitalization Date”), (i) 182,605,688 shares of Class A Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 423,170,610 shares of Class B Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (iii) no shares were held in the treasury of the Company, (iv) no shares of Company Common Stock were held by the Company Subsidiaries, (v) 90,534,445 shares of Class A Common Stock were reserved for future issuance pursuant to awards outstanding under the Company Stock Plans (including 69,113,012 shares of Class A Common Stock reserved for issuance pursuant to outstanding Restricted Stock Units, 10,640,812 shares of Class A Common Stock reserved for issuance pursuant to outstanding Performance Stock Units (assuming maximum performance is achieved), 1,362,735 shares of Class A Common Stock reserved for Company Options and 9,417,886 shares of Class A Common Stock reserved for issuance pursuant to the exercise of outstanding purchase rights under the Company ESPP) and (vi) no shares of Company Preferred Stock were issued and outstanding. Since the Capitalization Date through the date of this Agreement, other than in connection with the settlement or exercise, as applicable, of Stock Units or Company Options, neither the Company nor any of the Company Subsidiaries has issued any securities. Section 4.02(b) of the Company Disclosure Letter contains a complete and correct list of all outstanding Company Options and Stock Units granted under the Company Stock Plans, in each case as of the Capitalization Date, including (A) the number of shares subject to each such Company Option or Stock Unit, (B) the holder thereof, (C) date of grant, (D) the vesting schedule, and (E) the exercise price with respect to each Company Option.
(c)Except for the Company Options as set forth in this Section 4.02 or Section 4.02 of the Company Disclosure Letter, as of the close of business on the Capitalization Date, there were no options, warrants or other similar rights obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity interests in, the Company. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of preemptive rights and Liens, other than Permitted Liens. There are no outstanding contractual obligations of the Company or any Company Subsidiary to (i) repurchase, redeem or otherwise acquire any Shares, (ii) grant or issue any subscription, option, warrant, call, convertible securities or similar right relating to any Shares or (iii) make any material investment in (whether in the form of a subscription obligation, loan, capital contribution, credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) any person (other than any Company Subsidiary). None of the Company or any Company Subsidiary is a party to any stockholders’ agreement, proxy, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of the Company or any other Contract relating to disposition, pledges, voting or dividends with respect to any equity securities of the Company.
(d)Each outstanding capital share, limited liability company interest, partnership interest or equity or similar interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free and clear of preemptive (or similar) rights, and each such share or interest is owned by the Company or a Company Subsidiary free and clear of all Liens, other than Permitted Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, Contracts or undertakings of any kind to which any Company Subsidiary is a party or by which any of them is bound (i) obligating any such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or other securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other securities of or equity interest in, any Company Subsidiary or (ii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company Subsidiaries.
(e)There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.
(f)Each Company Option (i) was granted and properly approved by the Company Board, the compensation committee thereof or a permitted designee in compliance (or the appropriate body of the granting entity on the date of grant of the Company Option) in all material respects with all applicable Laws, including the applicable requirements of Nasdaq, and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (ii) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant (or the applicable underlying security on the date of grant), and (iii) has a grant date identical to or following the date on which the Company Board, the compensation committee thereof or permitted designee (or the appropriate body of the granting entity on the date of grant of the Company Option) approved the grant of such Company Option.
SECTION 4.03 Authority Relative to This Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.04 No Conflict; Required Filings and Consents.
(a)The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter or the Company Bylaws, (ii) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary, (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.04(b)(ii) of the Company Disclosure Letter have been obtained and all filings, notifications and other actions described in Section 4.04(b)(ii) of the Company Disclosure Letter have been made or taken, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which the Company or any Company Subsidiary or their respective properties or assets is bound or (iv) assuming the giving, making or obtaining of those filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations set forth in Section 4.04(b)(iii) of the Company Disclosure Letter (the “Third-Party Consents”), result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than Permitted Liens) in connection with any Selected Contract, except, with respect to each of the foregoing clauses (iii) and (iv), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not have a Material Adverse Effect or prevent consummation of the Merger.
(b)The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Company or any Company Subsidiary, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect or prevent the consummation of the Merger, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) the filing with the SEC of the Information Statement, (iv) any filings required under the rules and regulations of Nasdaq, (v) the filing of appropriate merger documents as required by the DGCL, (vi) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Investment Laws set forth on Section 8.01(c) of the Company Disclosure Letter and (vii) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to Parent, Merger Sub or their Affiliates or their investors.
SECTION 4.05 SEC Filings; Financial Statements; Undisclosed Liabilities.
(a)The Company has timely filed or furnished, as applicable, all material forms, reports, statements, registration statements, prospectuses, schedules and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed or furnished, as applicable, by it with the SEC under the Securities Act or the Exchange Act since January 28, 2021, the date of the Company’s initial public offering (as amended or supplemented from time to time, collectively, the “SEC Reports”). The SEC Reports (i) as of their respective dates of filing, complied or, if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as applicable, and, in each case, the rules and regulations promulgated thereunder, and (ii) except to the extent amended or superseded by a subsequent filing, did not, at the time they were filed, or, if amended, as of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act (other than in its capacity as a Company Subsidiary). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations. No Company Subsidiary is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
(b)Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).
(c)The Company has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and Rule 13a-15(f) of the Exchange Act), reasonably designed to (i) provide reasonable assurances that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer, the principal financial officer and the principal accounting officer of the Company by others within those entities and, to the Company’s Knowledge, such disclosure controls and procedures are effective in all material respects in timely alerting the principal executive officer, the principal financial officer and the principal accounting officer of the Company to all material information required to be disclosed by the Company in the reports filed under the Exchange Act and (ii) provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act, or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Reports. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since January 28, 2021, none of the Company Board nor, to the Knowledge of the Company, the Company’s auditors have been advised of, and the Company’s principal executive officer, principal ﬁnancial officer and principal accounting officer are not aware of and have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor and the Company Board (A) any “signiﬁcant deﬁciencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over ﬁnancial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a signiﬁcant role in the Company’s internal control over financial reporting.
(d)Except for matters specifically disclosed or reflected or adequately reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the SEC Reports, neither the Company nor any Company Subsidiary has any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, except liabilities and obligations that (i) were incurred since the date of such balance sheet in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not have a Material Adverse Effect.
SECTION 4.06 Absence of Certain Changes or Events. Between December 31, 2022 and the date of this Agreement:

(a)there has not been a Material Adverse Effect; and
(b)except in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19 or any COVID-19 Measures, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business in all material respects.
SECTION 4.07 Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, arbitration, mediation, action or proceeding (each of the foregoing, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, by or before any Governmental Authority that would have a Material Adverse Effect or prevent the consummation of the Transactions. Neither the Company nor any Company Subsidiary is subject to any Order that remains outstanding against the Company or the Company Subsidiaries that restricts in any material respect the manner in which the Company and its Subsidiaries conduct their businesses, would have a Material Adverse Effect or prevent the consummation of the Transactions.
SECTION 4.08 Selected Contracts.
(a)Except for this Agreement, any Contracts set forth on Section 4.08(A) of the Company Disclosure Letter and any Contracts filed as exhibits to the SEC Documents, Section 4.08 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:
(i)any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and the Company Subsidiaries;
(ii)each Contract relating to the Indebtedness for borrowed money of the Company or any Company Subsidiary, in each case pursuant to which in excess of $5,000,000 is outstanding;
(iii)each Contract to which the Company or any Company Subsidiary is a party that by its terms calls for aggregate payments by or to the Company or any Company Subsidiary of more than $25,000,000 over the remaining term of such Contract, except for any Contract that may be cancelled, without any material penalty or other material liability to the Company or any Company Subsidiary, upon notice of 90 days or less;
(iv)each Contract to which the Company or any Company Subsidiary is a party, in each case, relating to the acquisition or disposition by the Company or any Company Subsidiary of properties or assets, in each case, for aggregate consideration of more than $15,000,000, except for (A) acquisitions and dispositions of properties and assets in the ordinary course of business and (B) any Contract relating to the Transactions;
(v)each Contract of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries taken as a whole and that (A) restricts in any way the ability of the Company or such Company Subsidiary to compete with any business or in any geographical area or to solicit customers, in each case that limits in any material respect the operation of the Company and the Company

Subsidiaries taken as a whole as currently operated, or (B) grants “most favored nation” status or contains “exclusivity” requirements obligations that, following the Closing, would purport to apply to the Company, Parent or any of their Affiliates;
(vi)each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets of the Company or any Company Subsidiary that has a value in excess of $10,000,000;
(vii)each Contract of the Company or any Company Subsidiary that establishes a partnership, joint venture, long-term alliance or similar arrangement that includes the sharing of profits and losses with another person (other than solely among the Company or any of the Company Subsidiaries and excluding reseller, distributor, channel partner and managed service provider agreements that do not involve the formation of an entity with any third person) or arrangement material to the Company or any Company Subsidiary or in which the Company or any Company Subsidiary owns more than 10% voting, economic or other membership or partnership interest, or any interest valued at more than $5,000,000 without regard to percentage voting or economic interest;
(viii)each Contract that is a settlement, conciliation or similar agreement (A) that has been entered into with any Governmental Authority since January 1, 2021 (the “Lookback Start Date”), which includes payments in excess of $1,000,000 or material equitable relief, (B) pursuant to which the Company or any Company Subsidiary is obligated after the date of this Agreement to pay consideration in excess of $1,000,000 or (C) that would otherwise materially limit the operation of the Company and the Company Subsidiaries, taken as a whole, as currently operated;
(ix)each Contract to which any of the top 25 customers of the Company and the Company Subsidiaries, determined on the basis of the consolidated revenues received from such persons by the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2022 (a “Top Customer”), is a party (excluding any non-disclosure agreements, data processing agreements, purchase orders entered into in the ordinary course of business, and other similar Contracts that are ancillary to Contracts pursuant to which revenue is paid or payable to the Company or Company Subsidiaries);
(x)any Contract with any of the top 25 resellers, distributors, channel partners or managed service providers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of the annual recurring revenue of the Company and the Company Subsidiaries for the 12 months ending September 30, 2022, attributable to such resellers or distributors pursuant to such Contracts in effect as of the date of this Agreement (excluding any non-disclosure agreements, data processing agreements, purchase orders entered into in the ordinary course of business, and other similar Contracts that are ancillary to Contracts pursuant to which revenue is paid or payable to the Company or Company Subsidiaries);
(xi)each Contract to which any of the top 25 suppliers of the Company and the Company Subsidiaries, determined on the basis of the consolidated cost of goods and services paid to such persons by the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2022 (a “Top Supplier”), is a party (excluding any non-disclosure agreements, data processing agreements, purchase orders entered into in the ordinary course of business, and other similar Contracts that are ancillary to Contracts pursuant to which revenue is paid or payable to the Company or Company Subsidiaries) that has a remaining term of more than 90 days;
(xii)any Contract containing a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $10,000,000;
(xiii)any Contract (other than a Company Plan) between the Company or any Company Subsidiary, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares or any of their respective Affiliates (other than the Company and a Company Subsidiary), on the other hand;
(xiv)any Contract that the Company or any Company Subsidiary is a party to or otherwise bound by that is a collective bargaining agreement or other agreement with a labor union, works council or similar organization or employee representative body;
(xv)any Contract relating to the licensing of, or other permissions to use, Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, excluding (A) non-exclusive licenses to open source software or other commercially available, off-the-shelf software with annual fees of less than $10,000,000 or (B) non-exclusive licenses granted by the Company or Company Subsidiaries in the ordinary course of business;
(xvi)any Real Property Lease;
(xvii)any Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements to which the Company or any Company Subsidiary is a party;
(xviii)any Contract pursuant to which the Company or any Company Subsidiary has uncapped indemnification obligations to any Person;
(xix)any Contract with a Governmental Authority; and
(xx)any Contract that contains any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of another Person.
Each Contract set forth in Section 4.08 of the Company Disclosure Letter or required to be set forth thereon or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Selected Contract.”
(b)As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Selected Contract. Except as would not have a Material Adverse Effect, (i) each of the Selected Contracts is valid and binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, (ii) each Selected Contract is in full force and effect and, to the Knowledge of the Company, there is no breach or default under any Selected Contract by any other party thereto, (iii) there is no breach or default under any Selected Contract by the Company or any Company

Subsidiary, (iv) no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by the Company or any Company Subsidiary and (v) to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by any other party thereto.
(c)None of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified the Company or any Company Subsidiaries in writing, or to the Knowledge of the Company, verbally: (i) that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any Company Subsidiary (other than due to the expiration of an existing Contract or quarterly or annual contract negotiations in the ordinary course of business); or (ii) that it is in a dispute with the Company or any Company Subsidiaries or their respective businesses, which dispute is material to the Company and the Company Subsidiaries, taken as a whole.
SECTION 4.09 Compliance with Laws.
(a)Each of the Company and each Company Subsidiary is, and since the Lookback Start Date has been, in compliance with all Laws applicable to its business or operations, in each case except for instances of noncompliance that would not have a Material Adverse Effect. Each of the Company and each Company Subsidiary has in effect, and is in compliance with, all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities necessary for it to conduct its business as presently conducted, except for such approvals, authorizations, registrations, licenses, exemptions, permits and consents the absence of or noncompliance with which would not have a Material Adverse Effect.
(b)Each of the Company and each Company Subsidiary has obtained all permits, government licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and Orders issued or granted by a Governmental Authority (“Licenses”) necessary to conduct its business as presently conducted, in each case except for instances of noncompliance that would not have a Material Adverse Effect. The operation of the business of the Company and the Company Subsidiaries as presently conducted is not, and has not been since the Lookback Start Date, in violation of, nor is the Company or any Company Subsidiary in default or violation under, any License, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any License, in each case except for instances of noncompliance that would not have a Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any License, except where such revocation, cancellation or adverse modification would not have a Material Adverse Effect. Since the Lookback Start Date, neither the Company nor any of the Company Subsidiaries has received any written notice of any material noncompliance or alleged material noncompliance with any material Licenses.
(c)For the past five (5) years, (i) none of the Company, any of the Company Subsidiaries, or to the Company’s Knowledge, any Person acting on behalf of the Company or on behalf of any of the Company Subsidiaries (including any officer, director, employee, or agent thereof, while acting on behalf of the Company or the Company Subsidiaries) has offered, made, authorized, promised, or agreed to make, directly or indirectly, any contribution, gift, or payment of money or of anything of value to, or accepted or received any contribution, gift, or payment of money or anything of value from, any Government Official, for the purpose of (A) influencing any act or decision of such Government Official in his or her official capacity; (B) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (C) securing any improper advantage; or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company, any of the Company Subsidiaries or any Person acting on behalf of the Company or any of the Company Subsidiaries, including any officer, director, employee, and agent thereof, in obtaining or retaining business for or with, or directing business to, any Person or to secure any other improper benefit or advantage, (ii) the Company, the Company Subsidiaries, and, to the Company’s Knowledge, each Person acting on behalf of the Company or any of the Company Subsidiaries (including any officer, director, employee, or agent thereof), have complied in all material respects with the Anti-Corruption Laws, and (iii) the Company and the Company Subsidiaries (A) have maintained and enforced policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws in all material respects, (B) have not been subject to any pending Action or, to the Company’s Knowledge, threatened with any Action that alleges any material violation of any of the Anti-Corruption Laws and (C) have not made a voluntary disclosure to a Governmental Authority in respect of any of the Anti-Corruption Laws.
(d)For the past five years, (i) neither the Company nor any of the Company Subsidiaries has been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions Laws or Trade Control Laws (ii) there has not been any Action pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries concerning violations of any Sanctions Law or Trade Control Laws; and (iii) the Company and the Company Subsidiaries have complied with Sanctions Laws and Trade Control Laws. None of the Company, the Company Subsidiaries or any director or officer of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, employees, agents, or affiliates of the Company is, or has been within the past five years, (A) a Sanctioned Person, (B) subject to debarment or any list-based designations under the Trade Control Laws, or (C) engaged in any transactions, dealings, or activities on behalf of the Company or any Company Subsidiary that are reasonably likely to cause such Person to become a Sanctioned Person. None of the Company or any of its Subsidiaries has maintained, during the past five years, any offices, branches, operations, assets, investments, employees, or agents in any Sanctioned Country.
(e)For the past five years, to the Knowledge of the Company, none of the Company or the Company Subsidiaries has engaged in, nor is now engaging in, directly or indirectly, any dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was a Sanctioned Person, (ii) any Person in a Sanctioned Country, or (iii) any Person 50% or more owned or controlled by any Person or Persons described in the foregoing clauses (i) or (ii), in each case, in violation of Sanctions Laws based on the review and advice of outside export controls and sanctions counsel.
(f)For the past five years, the Company and the Company Subsidiaries have maintained and enforced policies and procedures reasonably designed to promote compliance with Sanctions Laws and Trade Control Laws.
(g)The operations of the Company and each Company Subsidiary are and have been conducted at all times in material compliance with Anti-Money Laundering Laws, including the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Neither the Company nor any of the Company Subsidiaries: (i) is to the Knowledge of the Company, under investigation by FinCEN or any other Governmental Authority with respect to money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of any Anti-Money Laundering Laws; (ii) has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of any Anti-Money Laundering Laws; (iii) has been assessed civil penalties under any Anti-Money Laundering Laws; or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company and each Company Subsidiary have maintained and enforced in all material respects policies and procedures reasonably designed to ensure material compliance with the Anti-Money Laundering Laws in all material respects.
SECTION 4.10 Employee Benefit Plans.
(a)Section 4.10(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each material Company Plan, including identifying each material Company Plan that is maintained primarily for the benefit of employees outside of the United States. With respect to each material Company Plan that is not on file with the SEC as of the date of this Agreement, the Company has made available to Parent true and complete copies of (or, if a Company Plan is an individual agreement, a form materially consistent therewith), and, to the extent applicable: (i) the Company Plan document, including any amendments or supplements thereto (or a written description of such Company Plan if such plan is not set forth in a written document), (ii) all related trust documents, insurance contracts or other funding vehicles in effect as of the date of this Agreement in connection with each such Company Plan, (iii) the most recent determination or opinion letter received from the Internal Revenue Service of the United States (the “IRS”), (iv) the two most recent annual reports on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority (if any such report was required by applicable Law), (v) the most recent summary plan description, if any, required under ERISA, (vi) the most recently prepared actuarial report, and (vii) all material, non-routine correspondence to or from any Governmental Authority received in the last two years.
(b)Except as would not reasonably be expected to result in material liability to the Company, (i) each Company Plan (including any related trusts) has been established, maintained, operated and administered in accordance with its terms and applicable Law and (ii) all contributions or other amounts payable by the Company or any Company Subsidiary with respect to each Company Plan in the United States have been paid or accrued in accordance with GAAP.
(c)No Company Plan is or has ever been subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and none of the Company, any Company Subsidiaries or their respective ERISA Affiliates has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any liability, contingent or otherwise, with respect to (i) any plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, or (ii) any multiemployer plan within the meaning of Section 3(37) of ERISA. No Company Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
(d)As of the date of this Agreement, and except as would not have a Material Adverse Effect, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened against any Company Plan, any fiduciary thereof or any trust or other funding arrangement related thereto, nor is any such claim anticipated, and (ii) no administrative investigation, audit or other administrative proceeding by any Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty.
(e)Each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Company Plan. With respect to any Company Plan, neither the Company nor any Company Subsidiary has engaged in a transaction in connection with which the Company or a Company Subsidiary that would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed by either Section 4975 or 4976 of the Code.
(f)Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in all material respects in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.
(g)Neither the Company nor any of the Company Subsidiaries sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance and health coverage (other than health care continuation coverage as required by applicable Law).
(h)All Company Plans governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former employee or other individual service provider (or any dependent thereof) who resides outside of the United States (each a “Foreign Benefit Plan”) (i) have been maintained, operated, administered and funded in accordance with applicable Law (including applicable Tax withholding and reporting requirements and applicable legal filings) in all material respects, (ii) if they are intended to qualify for special tax treatment, have met all material requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are funded and/or book reserved in all material respects, as required, based upon reasonable actuarial assumptions.
(i)Neither the execution and delivery of this Agreement, nor the consummation of the Merger (either alone or together with any other event) will, in respect of any current or former employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries, (i) result in any payment or benefit becoming due or payable, including severance pay, to any current or former employee, director, officer or independent contractor of the Company or any Company Subsidiary, (ii) increase the amount of any compensation or benefit due, (iii) accelerate the time of payment or vesting of any such compensation or benefit, (iv) accelerate the time or otherwise trigger, either directly or indirectly, any funding of any such compensation or benefits or cause the Company to set aside assets to fund any material benefits under any Company Plan, (v) otherwise give rise to any material liability under any Company Plan, (vi) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vii) result in the payment of any amount that constitutes, individually or in combination with any other such payment, an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of the Company Subsidiaries has any gross-up or indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.
SECTION 4.11 Labor Employment Matters.
(a)Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other Contract with any labor organization, union or association and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any Company Subsidiary, nor is any such agreement being negotiated by the Company or any Company Subsidiary. Within the past three years, there have been no strikes, slowdowns, work stoppages, lockouts, or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There are no proceedings or, to the Company’s Knowledge, other activities, by any individual or group of individuals, including representatives of any employees of the Company or any Company Subsidiary or representatives of any labor organizations, works councils, trade unions, labor unions, or other employee representative body seeking to authorize representation by any labor organization of any employees of the Company or any Company Subsidiaries, and no such proceedings or activities have taken place within the past three years.
(b)Except as set forth on Section 4.11(b) of the Company Disclosure Letter, there are no labor unions, works councils or like organizations that represent employees of the Company or any Company Subsidiary with respect to their service to the Company and Company Subsidiaries. Except as set forth on Section 4.11(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not require the consent of, negotiation with, or advance notification to, any labor union, works council or like organization with respect to employees of the Company and Company Subsidiaries.
(c)Except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by or before any Governmental Authority arising out of or relating to labor or employment practices, (ii) the Company and each Company Subsidiary is in compliance with applicable Laws relating to employment, employment practices and the termination of employment, including (but not limited to) the payment of wages for all time worked, the payment of overtime, the engagement and classification of individuals as non-employee contractors, the classification of employees as exempt or non-exempt from overtime, labor relations and collective bargaining, equal employment opportunities and the prevention of discrimination, harassment, and retaliation, plant closing and mass layoff notice requirements under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law and (iii) since the Lookback Start Date, there have been no material investigations of the Company or any Company Subsidiary arising out of or relating to labor or employment practices.
(d)Neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor planned or announced any such action or program for the future, in each case, that would implicate the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws).
(e)Except as set forth on Section 4.11(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.
(f)There has not been since the Lookback Start Date, nor are there currently, any pending or, to the Knowledge of the Company, threatened Actions, nor, to the Knowledge of Company, any allegations asserted, or any internal investigations or inquiries conducted by the Company, any of its Subsidiaries or any of their respective governing bodies or any committee thereof (or any Person at the request of any of the foregoing), concerning any discrimination or harassment, including any sex-based discrimination or sexual harassment, sexual misconduct, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, manager, officer, advisor, consultant, independent contractor or employee of the Company or any Subsidiary, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matter.

(g)Each employee and independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of intellectual property in such Person’s agreement with the Company and its Subsidiaries, and, to the Knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, noncompetition agreement or any restrictive covenant with the Company or any Subsidiary Real Property.
SECTION 4.12 Real Property.
(a)Section 4.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the street address of all real property owned by the Company or a Company Subsidiary (the “Owned Real Property”) and the applicable Company or Company Subsidiary that is the record owner thereof. The Company or Company Subsidiary, as applicable, has good and marketable title to each parcel of Owned Real Property, free and clear of all Liens, except for Permitted Liens.
(b)Section 4.12(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all locations where the Company or any Company Subsidiary is a tenant, subtenant or similar party pursuant to which the Company or such Company Subsidiary, as applicable, is obligated to make annual payments of $2,000,000 or more (each such location, a “Leased Real Property” and, the leases, subleases and other use and occupancy agreements (together with all amendments, modifications and other supplements thereto) of the Leased Real Property collectively, the “Real Property Leases”), which list includes a correct street address and such other information as is reasonably necessary to identify each parcel of Leased Real Property. Except as would not have a Material Adverse Effect, as of the date of this Agreement, (i) the Company or a Company Subsidiary has a good and valid leasehold estate in each Leased Real Property, free and clear of all Liens, except for Permitted Liens, (ii) all Real Property Leases are in full force and effect, (iii) neither the Company nor any Company Subsidiary that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement and (iv) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under any Real Property Lease on the part of the applicable Company or Company Subsidiary or the other party thereto. The Owned Real Property and Leased Real Property and all buildings, structures, improvements, and fixtures located on the Leased Real Property are suitable for the purposes for which they are currently used, except as would not have a Material Adverse Effect.
(c)Except as would not have a Material Adverse Effect, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any violation of Law by any Governmental Authority with respect to the Owned Real Property or the Leased Real Property, and, to the Knowledge of the Company, the current use and operation of the Owned Real Property and the Leased Real Property by the Company or the Company Subsidiaries does not violate any applicable Law or Contract applicable to such property.
SECTION 4.13 Taxes.
(a)The Company and the Company Subsidiaries have timely (i) filed (taking into account any extension of time to file granted or obtained) all material Tax Returns with the appropriate Governmental Authority required to be filed by them and such Tax Returns are true, correct and complete in all material respects, (ii) paid all material amounts of Taxes required to be paid by them except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP, (iii) withheld from, and remitted to the applicable Governmental Authority all material Taxes required to be withheld and remitted by the Company and the Company Subsidiaries under applicable Law and (iv) have not waived any statute of limitations with respect to a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency of a material amount of Taxes, which waiver or extension remains in effect.
(b)There are no pending audits, actions, examinations, investigations, suits or other proceedings by a Governmental Authority in respect of any material Tax or material Tax Return of the Company or any of the Company Subsidiaries, and no such audits, actions, examinations, investigations, suits or other proceedings have been proposed in writing. No deficiency for any material amount of Tax has been proposed, asserted, assessed or threatened by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn. No material claim has been made (that has not been resolved with prejudice) by a Governmental Authority in any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to material taxation by, or required to file Tax Returns in, such jurisdiction, which claim has not been fully resolved.
(c)Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.
(d)Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(e)Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is the Company or any Company Subsidiary), (ii) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any such agreements (x) between or among any of the Company and a Company Subsidiary, or (y) that are included in commercial contracts not primarily relating to Taxes) or (iii) has liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor.
(f)There are no material Liens for Taxes on the property or assets of the Company or any of the Company Subsidiaries, except for Permitted Liens.
(g)Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Laws) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date, (ii) pursuant to the provisions of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Laws) executed on or prior to the Closing Date, (iii) as a result of an installment sale or open transaction entered into prior to the Closing, or (iv) as a result of any prepaid amount or deferred revenue accrued or received on or prior to the Closing Date.
SECTION 4.14 Environmental Matters.

(a)Except as would not have a Material Adverse Effect, (i) each of the Company and each of the Company Subsidiaries is, and has been since the Lookback Start Date, in compliance with, and has not violated any, applicable Environmental Laws, (ii) Leased Real Property or any other real property, currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils, groundwater, surface water, buildings or other structures) has not been contaminated with any hazardous substances, (iii) as of the date of this Agreement, none of the Company or the Company Subsidiaries has received any written notification of any pending or threatened Action alleging a violation of or subject to liability under any Environmental Law and (iv) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.
(b)The term “Environmental Claims” means any written Action alleging liability under any Environmental Law or in connection with Hazardous Materials, including arising out of the Release or threatened Release of any Hazardous Material, disposal or contamination on any third-party property, or the failure to comply with any Environmental Law or any approvals, authorizations, registrations, licenses, exemptions, permits and consents issued thereunder. The term “Environmental Laws” means any Law relating to pollution or protection of the environment. The term “Hazardous Materials” means petroleum, petroleum by-products, petroleum breakdown products, polychlorinated biphenyls, friable asbestos or any substances, materials or wastes that are regulated, classified, listed or otherwise characterized under Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances,” or “contaminants” under any Environmental Law. The term “Release” means any spilling, emission, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dispersal, dumping, depositing, emptying, disposing or migrating or other release into or through the indoor or outdoor environment.
SECTION 4.15 Insurance. Except as would not have a Material Adverse Effect, (a) the Company and the Company Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and Contracts to which the Company or any Company Subsidiary is a party or is bound, (b) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due with respect to such insurance policies have been timely paid, (c) neither the Company nor any Company Subsidiary is in breach of, or default under, any such insurance policy, and (d) to no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.
SECTION 4.16 Intellectual Property.
(a)Section 4.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Registered Company Intellectual Property as of the date hereof.
(b)Except as would not have a Material Adverse Effect, (i) the Company or one of the Company Subsidiaries solely owns each item of Registered Company Intellectual Property and all of the unregistered Intellectual Property rights owned by the Company free and clear of Liens, other than Permitted Liens, (ii) all of the Registered Company Intellectual Property that has issued or is registered is subsisting and, to the Company’s Knowledge, valid and enforceable, and (iii) the Company or one of its Subsidiaries owns or has a valid right to use all Intellectual Property used in the business of the Company and its Subsidiaries (provided that the foregoing shall not be construed as a representation regarding non-infringement). All employees and independent contractors of the Company or any Company Subsidiary who invented, created or contributed to material proprietary Intellectual Property rights of the

Company or any Company Subsidiary within the scope of work done by such persons for the Company or such Company Subsidiary have assigned in writing to the Company or such Company Subsidiary all of their rights in same that did not vest initially with the Company or such Company Subsidiary by operation of applicable Law.
(c)Except as would not have a Material Adverse Effect, as of the date of this Agreement, no Actions are pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary (i) alleging that the Company or any Company Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any other person or (ii) that contest the validity, use, ownership or enforceability of any of the Registered Company Intellectual Property that has issued or is registered.
(d)To the Company’s Knowledge, neither the Company’s nor any Company Subsidiary’s operation of their respective businesses currently infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any other person except where such infringement, misappropriation, dilution or other violation would not reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, as of the date of this Agreement, no person is infringing, misappropriating, diluting, or otherwise violating the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property except where such infringement, misappropriation, dilution or violation would not have a Material Adverse Effect.
(e)The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of the trade secrets that are part of the Company Intellectual Property, except as would not have a Material Adverse Effect.
(f)Except as would not have a Material Adverse Effect, since the Lookback Start Date and as of the date of this Agreement, there has been no failure with respect to any software, communications devices, computer systems, servers, network equipment, point of sale systems, and other electronic hardware owned by any of the Company or the Company Subsidiaries that caused a material disruption to their operations and that has not been reasonably resolved.
(g)Except as would not have a Material Adverse Effect, no proprietary software of the Company and Company Subsidiaries that is licensed, distributed, conveyed or made available (including “as a service”) to other persons (whether incorporated into a product or otherwise) contains, is derived from, links to or otherwise interacts with any open source software such that the Company or Company Subsidiaries are required to disclose or distribute their proprietary source code, to license or provide their proprietary source code for the purpose of making derivative works, or to make available for redistribution to any Person their proprietary source code at no or minimal charge.
(h)Except as would not have a Material Adverse Effect, no person (other than employees of the Company or any Affiliate of the Company) has possession of or the current or contingent right to access or possess any proprietary source code of the Company or Company Subsidiaries.
SECTION 4.17 Data Privacy.
(a)The Company, each Company Subsidiary and, to the Company’s Knowledge, each Data Partner, comply and at all times during the past five years have complied in material respects with all applicable Privacy Laws, Privacy Policies and contractual commitments related to the processing of Personal Information (collectively, the “Privacy Requirements”). Except as would not reasonably be expected to result in material liability to the

Company and the Company Subsidiaries, taken as a whole, the Company and Company Subsidiaries’ Privacy Policies are and have at all times been materially accurate, consistent and complete and not misleading or deceptive in any material respect. The execution, delivery, and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not (i) conflict in any material respect with any applicable Privacy Requirements (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information, (iii) limit Parent’s or the Merger Sub’s rights to own and process any Personal Information used in or necessary for the operation of the Company’s and Company Subsidiaries’ business, or (iv) otherwise prohibit the transfer of Personal Information to the Merger Sub.
(b)The Company and Company Subsidiaries have at all times had agreements in place, which materially comply with the Privacy Requirements, with all Data Partners. The Company, Company Subsidiaries and, to the Company’s Knowledge, all Data Partners, have taken commercially reasonable actions, and have established physical, technical and administrative measures, policies and procedures that are materially consistent with generally accepted industry standards and protect (i) any Personal Information collected, stored, used, disclosed, transmitted, processed or disposed of by or on behalf of the Company or its Subsidiaries and (ii) the integrity, continuous operation and security of the computers, computer software, code, websites, applications, databases, networks, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology and related equipment used in their businesses (and all data stored, transmitted, or processed thereby), and the Company, Company Subsidiaries and, to the Company’s Knowledge, all Data Partners, are in compliance with all such measures, policies and procedures, except as would not reasonably be expected to result in a Material Adverse Effect. There has been no denial-of-service attacks, and no unlawful or otherwise unauthorized access, use, loss, disclosure, destruction or compromise to, or security breaches involving, any Personal Information processed by or on behalf of the Company or any Company Subsidiaries (each a “Security Incident”), except for any that were resolved without material liability or cost or the obligation to notify any other Person.
(c)Neither the Company nor any Company Subsidiaries have received any written notice, request, complaint or other communication from, or been the subject of any material investigation or Action by, any Person, and, to the Company’s Knowledge, there are no threatened investigations or Actions, in each case related to any Security Incident or alleged violations of any applicable Privacy Requirements, in each case, since the Lookback Start Date.
SECTION 4.18 Affiliate Transactions. Since the Lookback Start Date, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings, nor, to the Knowledge of the Company, are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the SEC Documents filed prior to the date hereof. Section 4.18 of the Company Disclosure Letter sets forth a complete and accurate list of all Contracts between the Company or any of its Subsidiaries, on the one hand, and the Specified Stockholder and its Affiliates (other the Company and its Subsidiaries), on the other hand, in each case existing as of the date hereof or any time following February 1, 2021 until the date hereof.
SECTION 4.19 Board Approvals; Vote Required.
(a)The Company Board, by resolutions duly adopted at a meeting duly called and held: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this

Agreement and the Transactions; (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions; (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement to the stockholders of this Company; and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders.
(b)Assuming the accuracy of the representations and warranties in Section 5.05, the affirmative vote of the holders of a majority of (i) the outstanding shares of Company Common Stock with the right to vote thereon and (ii) the outstanding shares of Class B Common Stock (voting separately as a class) to adopt this Agreement (collectively, the “Company Stockholder Approval”) are the only votes of the holders of Company Common Stock or any other class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions. The delivery by the Specified Stockholder of the written consent substantially in the form attached hereto as Annex C (the “Written Consent”) to approve and adopt this Agreement and the Merger in accordance with Section 228 and Section 251(c) of the DGCL will satisfy the Company Stockholder Approval.
SECTION 4.20 Takeover Laws. Assuming the accuracy of the representations and warranties in Section 5.05, no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, is applicable to or would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions.
SECTION 4.21 Opinion of Financial Advisor. The Company Board has received the written opinion of Morgan Stanley & Co. LLC, dated March 12, 2023 to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than holders of Excluded Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed, true, correct and complete copy of such opinion will be made available to Parent following the date of this Agreement for information purposes only and may not be relied upon by Parent or its Affiliates.
SECTION 4.22 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has made available to Parent a true, complete and correct description of any (a) fees, commissions or expenses and (b) other obligations, in each case, contractually owed or expected to be owed to Morgan Stanley & Co. LLC or Goldman Sachs & Co. LLC in connection with or following consummation of the Merger.
SECTION 4.23 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article IV or in any certificate delivered pursuant to this Agreement, neither the Company nor any other person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, any of the Company Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of the Company Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article IV or in any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in Schedule A of the Company Disclosure Letter, Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
SECTION 5.01 Corporate Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect.
SECTION 5.02 Organizational Documents. Parent has, prior to the date of this Agreement, furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of Merger Sub, as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws, except such violations that would not have a Parent Material Adverse Effect.
SECTION 5.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject to the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).
SECTION 5.04 No Conflict; Required Filings and Consents; Agreements.
(a)The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.04(b) have been obtained and that all filings, notifications and other actions described in Section

5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or their respective properties or assets is bound or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by Parent or Merger Sub under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) in connection with any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets is bound, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not have a Parent Material Adverse Effect.
(b)The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of appropriate merger documents as required by the DGCL, (v) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Investment Laws set forth on Section 8.01(c) of the Company Disclosure Letter and (vi) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to the Company.
SECTION 5.05 Ownership of Shares. None of Parent, Merger Sub or their Affiliates is or has been an “interested shareholder” under Section 203 of the DGCL. As of the date of this Agreement, Parent, Merger Sub and their Affiliates, taken together, beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) 24,987,839 shares of Class A Common Stock.
SECTION 5.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, by or before any Governmental Authority, that would have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order that remains outstanding against Parent or any of its Affiliates that would have a Parent Material Adverse Effect.
SECTION 5.07 Operations of Parent and Merger Sub. Each of Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities or operations other than as contemplated by this Agreement and matters ancillary thereto, or related to the Transactions contemplated by this Agreement. There is no agreement outstanding pursuant to which any person has any existing or contingent right to acquire any equity in Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent.
SECTION 5.08 Financing.
(a)Parent has delivered to the Company a true and complete copy of the fully executed (i) equity commitment letters dated March 12, 2023 from Silver Lake Partners VI DE (AIV), L.P., Silver Lake Partners VII DE (AIV), L.P. and Silver Lake Strategic Investors VI, L.P. and CPP Investment Board (USRE V) Inc. (each an “Equity Investor”, and each such letter, an “Equity Commitment Letter”), pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to contribute or invest in Parent the respective amounts set forth therein (collectively, the “Equity Financing”); and (ii) commitment letter dated March 12, 2023 from the Debt Financing Sources party thereto pursuant to which such Debt Financing Sources have committed, upon the terms and subject only to the express conditions set forth therein, to provide to Parent or Merger Sub debt financing in the aggregate principal amounts set forth therein for the purpose of funding a portion of the Required Amount (the “Debt Financing”, which term shall include for the avoidance of doubt any replacement financing) (together with any fee letters related thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letters associated therewith (redacted in the manner set forth below)), collectively, the “Debt Commitment Letter”, and, together with the Equity Commitment Letters, the “Commitment Letters”). Each Equity Commitment Letter expressly provides that the Company is a third-party beneficiary thereof, and the Company is entitled to enforce, directly or indirectly, such Equity Commitment Letter in accordance with its terms against the applicable Equity Investors. The Debt Financing pursuant to the Debt Commitment Letter and the Equity Financing pursuant to the Equity Commitment Letters are collectively referred to in this Agreement as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto (with any fee letters related to the Debt Financing being subject to customary redactions of fee amounts, pricing caps and “market flex” related solely to economic terms, and in each case, which redacted information does not relate to or impact conditionality, enforceability or the amount or availability of the Debt Financing).
(b)Except as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof, there are no direct, indirect or other conditions precedent or other contingencies to the obligations of the Debt Financing Sources to fund the full principal amount of the Debt Financing in accordance with the express terms of the Debt Commitment Letter or to the obligations of the Equity Investors to fund the full amount of the Equity Financing in accordance with the terms of the applicable Equity Commitment Letter. Assuming satisfaction (or waiver in accordance with Section 10.11 or Section 10.12) of the conditions set forth in Section 8.01 and Section 8.02, as of the date hereof neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy any of the conditions to the Financing applicable to it in the Commitment Letters or that the Equity Investors and the Debt Financing Sources will not perform their obligations thereunder, in each case at, prior to or concurrently with the Effective Time.
(c)Assuming the satisfaction (or waiver in accordance with Section 10.11 or Section 10.12) of the conditions set forth in Section 8.01 and Section 8.02, the Equity Financing, when funded in full in accordance with the Equity Commitment Letters delivered to the Company on or prior to the date hereof, shall provide Merger Sub with immediately available cash prior to or concurrently with the Effective Time (after netting out applicable fees, expenses, original issue discount and similar premiums and charges under the Equity Commitment Letters and any fee letters related thereto, in each case to the extent relevant) sufficient for Merger Sub and Parent to pay the aggregate Merger Consideration, any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable pursuant to Article III) and any fees, costs and expenses of or payable by Parent or Merger Sub in connection with the Transactions and the Financing (collectively, the “Required Amount”).
(d)As of the date hereof, each of the Commitment Letters are (i) legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, of each of the other parties thereto (subject, in the case of the Debt Commitment Letter, to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally) and (ii) in full force and effect. No event has occurred that, with or without notice, lapse of time, or both, has, would or would reasonably be expected to (x) constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Merger Sub under the terms and conditions of any of the Commitment Letters or (y) result in any portion of the Financing being unavailable or materially delayed at the Effective Time or on the Closing Date. As of the date hereof, Parent is not aware of any fact, occurrence, or circumstance that makes, or with or without notice, lapse of time, or both, would make, or reasonably be expected to make, any of the assumptions, or the representations or warranties of Parent or Merger Sub, in any of the Commitment Letters inaccurate, incomplete or misleading in any material respect. As of the date hereof, no Debt Financing Source has notified Parent or Merger Sub of its intention to terminate its commitment under the Debt Commitment Letter, or not to provide any portion of the Debt Financing, and no Equity Investor has notified Parent or Merger Sub of its intention to terminate its commitment under the applicable Equity Commitment Letter or not to provide any portion of the Equity Financing. Parent or Merger Sub has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement and will have paid in full any amounts under the Commitment Letters that are due at or prior to the Effective Time and on or prior to the Closing Date. As of the date hereof, none of the Commitment Letters have been modified, amended, restated, supplemented or otherwise altered, and none of the commitments under any of the Commitment Letters have been withdrawn, terminated, amended, modified, repudiated or rescinded in any respect. There are no other fee letters, engagement letters, side letters or other agreements, Contracts or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing that could affect the availability or conditionality of the Financing in any respect.
(e)As of the date hereof, none of Parent, Merger Sub or their respective Affiliates has entered into any Contract, arrangement or understanding prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or any other financing to any person in connection with a transaction relating to the Company or any of the Company Subsidiaries in connection with the Merger.
(f)As of the Effective Time, Parent and Merger Sub shall have cash and other immediately available funds sufficient to consummate the Merger, pay the Required Amount and satisfy all of Parent’s and Merger Sub’s obligations under this Agreement.
(g)Parent and Merger Sub acknowledge and agree that, notwithstanding anything set forth herein to the contrary, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any other financing or other transaction or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
SECTION 5.09 Solvency. Immediately after giving effect to the consummation of the Transactions (including the payment of the aggregate Merger Consideration and all other Required Amounts) and assuming the accuracy in all material respects of the representations and warranties contained in Article IV, the Surviving Company on a consolidated basis will be Solvent as of the Effective Time, as of the Closing Date and immediately after the Effective Time. For purposes of this Agreement, “Solvent” means that, with respect to any person, as of any date of determination, (a) the amount by which the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

SECTION 5.10 Brokers. Prior to the Closing, the Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
SECTION 5.11 Stockholder and Management Arrangements. As of the date of this Agreement, none of the Guarantors, Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of the Company Subsidiaries (a) relating to (i) this Agreement or the Merger or (ii) the Surviving Company or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock or (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal, other than with respect to clause (i), the participation in the Equity Financing by any existing limited partner or other equity financing source of Parent or any of its Affiliates.
SECTION 5.12 No Vote of Parent Members. No vote of the members of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.
SECTION 5.13 National Security Matters. Neither Parent nor Merger Sub is a “foreign entity” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Neither Parent nor Merger Sub is controlled by a “foreign person” other than an “excepted investor,” each as defined in the DPA.
SECTION 5.14 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Information Statement will, at the time such document is first mailed (including by electronic delivery if permitted) to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
SECTION 5.15 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and the Company Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and the Company Subsidiaries and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and, except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement, that Parent and Merger Sub will have no claim against the Company or any Company Subsidiary, or any of their respective shareholders or

Representatives, or any other person, with respect thereto. Parent and Merger Sub hereby acknowledge that, except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement, none of the Company or any Company Subsidiary, or any of their respective shareholders or Representatives, or any other person, has made or is making any warranty with respect to any matter, including any such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub acknowledge and agree that they have not relied on any information provided by the Company, the Company Subsidiaries or any of their Representatives, including information in any “data room”, management presentations or any estimates, projections, forecasts, forward-looking statements or business plans received from the Company and the Company Subsidiaries or their respective Representatives. Except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub entered into this Agreement based upon their own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, except as expressly set forth in this Agreement.
SECTION 5.16 Guarantees. Parent has furnished the Company with a true, complete and correct copy of (a) a guarantee by Silver Lake Partners VI DE (AIV), L.P., Silver Lake Partners VII DE (AIV), L.P. and Silver Lake Strategic Investors VI, L.P. (the “SLP Guarantors”), and (b) a guarantee by CPP Investment Board (USRE V) Inc. (the “CPP Guarantor” and, together with the SLP Guarantors, the “Guarantors” and each a “Guarantor”), in each case, in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain damages payment obligations of Parent and Merger Sub in connection with this Agreement (the “Guarantees” and each a “Guarantee”). As of the date hereof, the Guarantees, in the form provided to the Company, are legal, valid and binding obligations of the respective Guarantor party thereto, are in full force and effect and are enforceable in accordance with the terms thereof against the respective Guarantor and the other parties thereto. As of the date hereof, the Guarantees have not been amended or modified (and no waiver of any provision thereof has been granted), and the obligations and commitments contained in the Guarantees have not been withdrawn or rescinded in any respect and no event has occurred that would result in any breach or violation of, or constitute a default under, the Guarantees.
SECTION 5.17 Tax Classification. Parent will file an IRS Form 8832 (Entity Classification Election) electing to be classified as an association taxable as a corporation for U.S. federal income tax purposes with an effective date at least one day prior to the Closing Date.
SECTION 5.18 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article V or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other person makes or has made or is making any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent, Merger Sub or their respective Affiliates or businesses, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly made by the Company in Article IV or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub hereby acknowledge that neither the Company nor any of the Company Subsidiaries, nor any other person, makes or has made or is making any other representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company or any of the Company Subsidiaries or their Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.
ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01 Conduct of Business by the Company Pending the Merger. Except as set forth in Section 6.01 of the Company Disclosure Letter, expressly provided by this Agreement, required by Law or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct the businesses of the Company and the Company Subsidiaries in the ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its current business organization and to preserve its relationships with key employees and others having significant business dealings with the Company or any Company Subsidiary and (iii) comply with applicable Law, in each case in a manner consistent with past practice; provided that the Company and the Company Subsidiaries may make any necessary or advisable changes in their respective business practices taken reasonably and in good faith in response to COVID-19 and any COVID-19 Measures (provided that, the Company will use commercially reasonable efforts to keep Parent reasonably informed of any such actions prior to taking, or refraining to take, such actions). Without limiting the generality of the foregoing, except (x) as set forth in Section 6.01 of the Company Disclosure Letter, (y) expressly required by this Agreement, required by Law or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, other than in respect of Section 6.01(d), Section 6.01(i)(ii), Section 6.01(i)(iv), Section 6.01(i)(v) or Section 6.01(i)(vi) or Section 6.01(p) in respect of which such Sections Parent shall be entitled to withhold or condition its consent in its sole discretion) or (z) for actions taken reasonably and in good faith in response to the COVID-19 pandemic or any COVID-19 Measures (provided that, the Company will use commercially reasonable efforts to keep Parent reasonably informed of any such actions prior to taking, or refraining to take, such actions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit, or cause, any Company Subsidiary to:
(a)declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or a combination thereof) in respect of, any of its capital stock, other than dividends or distributions by a Company Subsidiary to the Company or another Company Subsidiary;
(b)split, combine, reclassify, subdivide or redeem, purchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock (other than the issuance of capital stock or other securities permitted pursuant to Section 6.01(d));
(c)repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (ii) the acquisition of Shares in connection with a cashless exercise of Company Options, (iii) the acquisition by the Company of Shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (iv) the acquisition by the Company of Stock Units in connection with the forfeiture of such awards;
(d)issue, pledge, dispose of, grant, transfer, encumber, deliver or sell any shares of its capital stock or other voting securities or equity interests, any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares, securities, interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares or securities, other than (i) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by this Section 6.01(d)) in accordance with their present terms, and (ii) as required to comply with any Plan as in effect on the date of this Agreement;
(e)amend the Company Charter or the Company Bylaws or the comparable organizational documents of any Company Subsidiary;
(f)acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, (i) any other person (or all or substantially all of the assets of any person) or (ii) any assets, properties or businesses, in each case, that are material to the Company and the Company Subsidiaries (taken as a whole), other than (A) transactions solely among the Company and the Company Subsidiaries or solely between the Company Subsidiaries, and (B) purchases of assets and properties in the ordinary course of business (it being understood and agreed that the acquisition of any other person (or all or substantially all of the assets of any person) is not in the ordinary course of business).
(g)sell, transfer, lease, license, sublicense, abandon or otherwise dispose of, any of its material properties or assets (including capital stock of any Company Subsidiary and intangible property), other than (i) sales, abandonments or other dispositions in the ordinary course of business (other than Intellectual Property assets), (ii) sales, abandonments or other dispositions of Intellectual Property that is no longer used or useful in the operations of the Company or any Company Subsidiary, (iii) the non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business consistent with past practice (other than any licenses to patents which shall not be permitted by this subsection (iii)), or (iv) with value or purchase price less than $5,000,000 in the aggregate (other than Intellectual Property assets);
(h)(i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any such indebtedness or any debt securities of another person or enter into any agreement requiring the Company or the Company Subsidiaries to guarantee any financial statement condition of another person (other than the Company or any Company Subsidiary) (collectively, “Indebtedness”), other than (A) Indebtedness solely between the Company and a Company Subsidiary or solely among Company Subsidiaries, and (B) additional Indebtedness in a principal amount not to exceed $5,000,000 in the aggregate or (ii) make any loans, advances or capital contributions to, or investments in, any other person, including guarantees of the obligations of such Person (in each case other than the Company or any of the Company Subsidiaries) in an aggregate amount of $5,000,000 or more for all such investments, other than to or in any Company Subsidiary;
(i)except as required by applicable Law, by the terms of any Company Plan set forth on Section 6.01(i) of the Company Disclosure Letter or by the terms of this Agreement, (i) increase the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by the Company or any of the Company Subsidiaries to any employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries, (ii) enter into, amend or terminate (other than for cause) any employment, consulting, change in control, severance, retention or termination agreement or arrangement, (iii) establish, adopt or enter into or amend any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (iv) establish, adopt, enter into, modify or terminate any Company Plan or any agreement or arrangement that would have been a Company Plan had it been entered into prior to this Agreement (other than any ordinary course changes to any Company Plan that is a group health plan that does not materially increase the Company’s or a Company Subsidiary’s cost with respect to such benefits), (v) grant any new awards, or amend or modify the terms of any outstanding awards (including any Company Options, Restricted Stock Units and Performance Stock Units), (vi) act to accelerate the vesting, lapsing of restrictions or payment, or to or fund or in any other way secure any rights or benefits under any Company Plan with respect to any employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries, (vii) forgive any loans or issue any loans to directors, officers or employees of the Company or any Company Subsidiaries or (viii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions reasonably be expected to trigger notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Laws, (ix) hire or promote any employee or engage any independent contractor (who is a natural person) with an annual salary in excess of $250,000 (in the case of employees), or an hourly wage rate in excess of $40.00 or annual consulting fees in excess of $100,000 (in the case of independent contractors), or (x) terminate the employment of any employee with a title of L9 / Senior Director or higher other than for cause or (xi) recognize any union, works council or other labor organization as the representative of any of the employees of the Company or any of the Subsidiaries, or enter into or negotiate any collective bargaining agreement or other Contract with any labor organization, union or association, in each case, except as required by applicable Law;
(j)settle any Action, in each case involving or against the Company or any Company Subsidiary, other than (i) the settlement of Actions that require payments by the Company or any Company Subsidiary (net of insurance proceeds) in an amount not to exceed, in the aggregate, (A) $5,000,000 on or before the one hundred eighty (180)-day anniversary of the date of this Agreement or (B) $10,000,000 after the one hundred eighty (180)-day anniversary of the date of this Agreement, (ii) the settlement of Actions disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved and, in each case of clauses (i) and (ii), that do not involve (x) the imposition of restrictions on the business or operations of the Company or any of the Company Subsidiaries that, in each case, materially interfere with the operations of the Company and the Company Subsidiaries, taken as a whole, and (y) any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or the Company Subsidiaries, and (iii) settlements permitted pursuant to Section 7.11.
(k)make any material change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law;
(l)(i) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than reorganizations solely by or among Company Subsidiaries) or (ii) enter into a material new line of business;

(m)make, change, revoke or rescind any material election relating to Taxes, make any material amendment with respect to any material Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax, settle or compromise any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, execute any closing agreement relating to a material amount of Tax with any Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents) or surrender any right to claim a material Tax refund, except, in each case, for actions required by Law;
(n)other than in accordance with the Company’s capital expenditure budget set forth in Section 6.01(n) of the Company Disclosure Letter, make any capital expenditures in an amount exceeding $2,000,000 in the aggregate;
(o)(i) enter into any Contract that (A) would have been a Selected Contract under subsections (i), (ii), (iv), (v), (vi), (vii) (xii), (ix), (x), (xiii) and (xx) of Section 4.08, (B) is of the type described in the final sentence of Section 4.02(c), or (C) would have been required to be disclosed on Section 4.16(h) of the Company Disclosure Letter had it been entered into prior to this Agreement other than, with respect to clause (A) only and subject to clause (ii), Contracts with customers or suppliers entered into in the ordinary course of business consistent with past practice, or (ii) voluntarily terminate, amend, modify or waive material rights or material claims under any Selected Contract or any Contract entered into on or after the date of this Agreement that would have been considered a Selected Contract if it had been entered into prior to the date of this Agreement, in each case, other than in the ordinary course of business;
(p)(i) enter into any new Contract with any person which would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; (ii) enter into any Contract, transaction, arrangement, or understanding that, had it been entered into prior to this Agreement, would have been required to have been disclosed on Section 4.18 of the Company Disclosure Letter; (iii) amend, modify, terminate or waive any right or obligation under any Contract, in each case, with the Specified Stockholder or any of its Affiliates, (iv) settle or compromise any pending or threatened Action or any other dispute with the Specified Stockholder or any of its Affiliates or (v) make any payment to the Specified Stockholder or any of its Affiliates, other than payments in the ordinary course of business consistent with past practice that are strictly required under Contracts between the Company and any of its Subsidiaries, on the one hand, and the Specified Stockholder and any of its Affiliates, on the other hand, in existence on the date hereof;
(q)amend any material License necessary to conduct the business of the Company and the Company Subsidiaries in any material respect, or allow any such material License to lapse, expire or terminate;
(r)except as pursuant to Section 7.04, amend, modify, terminate, cancel or let lapse a material insurance policy (or reinsurance policy) or self-insurance program of the Company or Company Subsidiaries in effect as of the date hereof, unless simultaneous with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing or self-insurance programs, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed policies for substantially similar premiums, as applicable, are in full force and effect;
(s)create or incur any Lien material to the Company or any Company Subsidiaries on any assets, rights or properties of the Company or any Company Subsidiaries, other than Permitted Liens;

(t)amend any Privacy Policies or the operation or security of any material assets used in their businesses other than in the ordinary course of business consistent with past practice and in a manner that does not, on a net basis, when taking into account the potential benefits of such change, adversely affect the Company, any Company Subsidiary or its material assets, as applicable;
(u)file any registration statement (other than on Form S-8 and other than prospectus supplements to existing registration statements) or consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act; or
(v)authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (a) – (u).
SECTION 6.02 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
ARTICLE VII

ADDITIONAL AGREEMENTS
SECTION 7.01 Written Consent; Information Statement.
(a)The Company shall use its reasonable best efforts to obtain from the Specified Stockholder and deliver to Parent the duly executed Written Consent as soon as practicable following the execution of this Agreement, but in any event within one hour following execution hereof. Upon delivery of the Written Consent, the Company Stockholder Approval shall be deemed to have been received for all purposes of this Agreement. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with the DGCL, including Section 228 and Section 262 thereof, and the organizational documents of the Company.
(b)The Company shall prepare and file (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) with the SEC, as promptly as practicable after the Company Stockholder Approval has been obtained (but in no event shall such filing be made later than the 30th day following the date of this Agreement), a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent and the Merger, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (including any amendment or supplement thereto or any additional filing required in accordance with the provisions of Section 7.01(c), the “Information Statement”).
(c)Each of the Company and Parent shall provide the other party and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings) that relate to the Information Statement. The Company shall promptly notify Parent of the receipt of any comments from the SEC with respect to the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Person copies of all correspondence between such Person and/or any of its Representatives and the SEC with respect to the Information Statement. The Company and Parent shall use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Information Statement from the SEC, including by preparing any additional filings required by the SEC or pursuant to applicable Law, and the Company shall cause the definitive Information Statement (and any other such additional required filings) to be mailed (including by electronic delivery if permitted) to the stockholders of the Company as promptly as possible (but in any event within three (3) Business Days) after confirmation from the SEC that it will not review, or that it has completed its review of, the Information Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the 10th day after making the initial filing of the preliminary Information Statement that the SEC will or will not be reviewing the Information Statement.
(d)The Company agrees, as to itself and its Subsidiaries, that the Information Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Information Statement will, at the date of mailing (including by electronic delivery if permitted) to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Information Statement.
(e)If any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a party hereto, which information should be set forth in an amendment or supplement to the Information Statement so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable following such discovery notify the other party or parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 7.01) an amendment or supplement to the Information Statement and (ii) the Company shall cause the Information Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders. The Company shall provide Parent with a reasonable opportunity to review drafts of the Information Statement and will consider in good faith any comments provided by Parent in connection with such review.
SECTION 7.02 Access to Information; Confidentiality.
(a)Except (i) as otherwise prohibited by applicable Law or the terms of any Contract or (ii) as would be reasonably expected to result in the loss of any attorney-client, attorney work product, or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not, in the case of clause (i), result in a violation of Law or the terms of any Contract (and so long as the Company has used, or has caused its Subsidiaries, as applicable, to use, commercially reasonable efforts to obtain a waiver with respect to such violation of Contract), or, in the case of clause (ii), result in a loss of attorney-client attorney work product or other legal privilege), during the Pre-Closing Period, subject to the restrictions or limitations as are reasonable in response to COVID-19 or required by any COVID-19 Measures, the Company shall and shall cause the Company Subsidiaries to, solely for purposes that are, in good faith, related to the consummation of the Merger (or the financing of the Transactions) or the post-Closing operations, financing or integration of the Surviving Company and its Subsidiaries with Parent and its Affiliates, and at Parent’s expense: (x) provide to Parent and its Representatives (including Debt Financing Sources) reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, properties and offices and other facilities of the Company and the Company Subsidiaries, and to the material books and records thereof, and (y) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request. In the event that the Company or the Company Subsidiaries are withholding access or information requested by Parent or its Representatives in accordance with clauses (i) or (ii) of the first sentence of this Section 7.02, the Company shall give notice to Parent of such fact and use commercially reasonable efforts to effect reasonable substitute virtual access or disclosure arrangements. Nothing in this Section 7.02 shall be construed to require the Company, any of the Company Subsidiaries or any of their respective Representatives to provide any opinion to Parent or to prepare any reports, analyses or appraisals to the extent such report, analysis or appraisal is not otherwise readily available to the Company, the Company Subsidiaries or any of their respective Representatives. Any investigation conducted pursuant to the access contemplated by this Section 7.02 shall be conducted in a manner that does not (A) unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of the Company Subsidiaries of their normal duties or (B) create a risk of damage or destruction to any property or assets of the Company or the Company Subsidiaries. Any access to the properties of the Company and the Company Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements. All requests for access pursuant to this Section 7.02 must be directed to specified Representatives of the Company and the Specified Stockholder from time to time.
(b)All information obtained by Parent, Merger Sub or their respective Representatives pursuant to this Article VII shall be kept confidential in accordance with the amended and restated mutual nondisclosure agreement, dated January 31, 2023 (the “Confidentiality Agreement”), between Silver Lake Management Company V, L.L.C. and the Company. Notwithstanding anything in the Confidentiality Agreement to the contrary, the term “Representatives” (as defined in the Confidentiality Agreement) shall hereafter be deemed to include any actual or potential financing sources of Parent and its Representatives (as defined in the Confidentiality Agreement), including the Debt Financing Sources, without the need for “Required Consent” (as defined in the Confidentiality Agreement).
SECTION 7.03 No Solicitation.
(a)From and after the execution of this Agreement and for the remainder of the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries and the Specified Stockholder and its Affiliates (other than the Company and its Subsidiaries) to, and shall instruct (and use its commercially reasonable efforts to cause) their respective Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with any Person or its Representatives with respect to an Acquisition Proposal, and shall promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Company and the Company Subsidiaries shall, and shall cause the Specified Stockholder and its Affiliates (other than the Company and its Subsidiaries) to, not modify, amend, terminate, waive, release, or fail to enforce any provisions of any confidentiality agreement or any standstill provisions of any confidentiality agreement (or any similar provisions in any agreement) to which the Company or any of the Company Subsidiaries is a party relating to an Acquisition Proposal; provided, that, notwithstanding anything in this Agreement to the contrary, prior to the Company’s receipt of the Company Stockholder Approval, the Company and the Company Subsidiaries shall be permitted to modify, amend, terminate, waive, release or fail to enforce any provisions of any such confidentiality agreement or standstill provisions (or similar or related provisions or agreement), if the Company Board shall have determined (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.
(b)Except as permitted by this Section 7.03, during the Pre-Closing Period, the Company agrees that neither it nor any Company Subsidiary nor the Specified Stockholder and its Affiliates shall (and the Company shall instruct and use its commercially reasonable efforts to cause its, the Specified Stockholder’s and the Specified Stockholder’s Affiliates’ respective Representatives not to) (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to or which would reasonably be expected to lead to the submission of, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal, except to notify such person of the existence of this Section 7.03(b), (iii) except for an Acceptable Confidentiality Agreement, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement relating to any Acquisition Proposal or that would require the Company to abandon, terminate or fail to consummate the Merger (each, an “Acquisition Agreement”); (iv)  approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to an Acquisition Proposal; or (v) resolve or agree to do any of the foregoing; provided, that, if, prior to the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, the Company receives an Acquisition Proposal that did not result from a material breach of this Section 7.03 and the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal and a failure to take the actions contemplated by the following clauses (A) or (B) would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company and the Company Subsidiaries and their respective Representatives may (A) engage in discussions or negotiations regarding such Acquisition Proposal (or contact such person to clarify the terms and conditions thereof and otherwise facilitate such Acquisition Proposal or assist such person and such person’s Representatives and financing sources) and (B) furnish information to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any Company Subsidiary, in each case, with the person making or renewing such Acquisition Proposal and its Representatives, so long as the Company and such person have executed an Acceptable Confidentiality Agreement; provided, however, that (x) any such information or access has previously been made available to Parent or shall be made available to Parent prior to, or substantially concurrently with, the time such information is made available to such Person, and (y) any competitively sensitive information or data provided to any such Person who is, or whose Affiliates include, a direct competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company with advice from its outside legal counsel.
(c)From and after the date of this Agreement until the termination of this Agreement pursuant to Article IX, the Company shall promptly (and, in any event, within 24 hours) after receipt of any Acquisition Proposal, notify Parent of the material terms of such Acquisition Proposal received by the Company, any Company Subsidiary, the Specified Stockholder or any of their respective Affiliates, and the identity of the person or “group” making such Acquisition Proposal and shall provide Parent with unredacted copies of any written requests, proposals or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). From and after the date of this Agreement until the termination of this Agreement pursuant to Article IX, the Company shall, and shall cause the Company Subsidiaries, the Specified Stockholder and their respective Affiliates to, keep Parent reasonably informed of the status and terms of, and material changes in, any such Acquisition Proposal. Prior to the Company’s receipt of the Company Stockholder Approval, the Company shall promptly (and, in any event, within 24 hours), following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal to the extent the Company Board is permitted to do so pursuant to this Section 7.03, notify Parent of such determination in writing (and, for the avoidance of doubt, following the Company’s receipt of the Company Stockholder Approval the Company shall have no right to make such a determination).
(d)Except as permitted by this Section 7.03, the Company Board and each committee of the Company Board (including the Independent Subcommittee) shall not, and shall not publicly propose to (and, as applicable, shall cause the Specified Stockholder not to and not publicly propose to): (i) (A) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to Parent or Merger Sub) the Company Board Recommendation; (B) authorize, approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal; or (C) take any action or make any recommendation or public statement in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board of the type contemplated by Rule 14d-9(f) under the Exchange Act in which the Company Board or the Company indicates that the Company Board has not changed the Company Board Recommendation (any of the foregoing actions, an “Adverse Recommendation Change”), or (ii) cause or permit the Company, any of the Company Subsidiaries or the Specified Stockholder or any of its Affiliates to enter into any Acquisition Agreement or otherwise resolve or agree to do so.
(e)Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, if in response to an Acquisition Proposal made after the date of this Agreement that has not been withdrawn and that did not result from a material breach of this Section 7.03, the Company Board determines (in each case, after consultation with its respective outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, then (i) the Company Board may make an Adverse Recommendation Change and/or (ii) only in the case of such a determination by the Company Board, the Company may terminate this Agreement pursuant to Section 9.01(d)(ii) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(d)(ii) unless the Company prior to, or concurrently with, such termination, pays, or causes to be paid, to Parent the Company Termination Fee.
(f)Prior to effecting an Adverse Recommendation Change to the extent permitted by Section 7.03(e) with respect to a Superior Proposal or terminating this Agreement pursuant to Section 9.01(d)(ii) in order to enter into an Acquisition Agreement with respect to a Superior Proposal to the extent permitted by Section 7.03(e) and Section 9.01(d)(ii), (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(d)(ii), as applicable, (ii) the Company shall provide Parent a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of the Acquisition Agreement, (iii) if requested to do so by Parent, for a period of four Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with Parent and Parent’s Representatives, any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(d)(ii), as applicable, and (iv) no earlier than the end of such four Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a second notice to Parent as provided above, but with respect to such second notice, references herein to a “four Business Day period” shall be deemed references to a “two Business Day period”).
(g)Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, but subject to the Company’s and the Company Board’s compliance with Section 7.03(h), the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines (after consultation with its respective outside legal counsel) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.
(h)Prior to effecting an Adverse Recommendation Change with respect to an Intervening Event, (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event, (ii) if requested to do so by Parent, for a period of four Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect such Adverse Recommendation Change and (iii) no earlier than the end of such four Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by Parent during such four Business Day period and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(i)Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal. For the avoidance of doubt, a factually accurate public statement that only describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.
(j)Except as set forth in Section 9.03(b) with respect to an Acquisition Proposal, for purposes of this Agreement:
(i)“Acquisition Proposal” means any written proposal or offer, from any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent or Merger Sub, relating to (A) any direct or indirect acquisition, in a single transaction or a series of related transactions, of (1) assets constituting 20% or more of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 20% or more of such consolidated assets, revenue or net income of the Company and the Company Subsidiaries indirectly through the acquisition of equity interests of a Company Subsidiary, or (2) 20% or more of the voting power of any class of equity securities of the Company; (B) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning, or having the right to acquire beneficial ownership of, 20% or more of any class of voting securities of the Company; or (C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company or any of the Company Subsidiaries (other than any such transaction among the Company and any of the Company Subsidiaries or among the Company Subsidiaries) pursuant to which any such person or group would beneficially hold, directly or indirectly, more than 20% of the voting power of any class of equity securities of the Company, any of the Company Subsidiaries or the surviving or resulting entity of such transaction or 20% or more of the consolidated assets, revenue or net income, of the Company and the Company Subsidiaries.
(ii)“Intervening Event” means a material positive event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a breach of this Agreement by the Company) with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case taken as a whole, that (a) is neither known, nor reasonably foreseeable (with respect to substance or timing), by the Company Board as of or prior to the execution and delivery of this Agreement and (b) first occurs, arises or becomes known to the Company Board after the execution and delivery of this Agreement and on or prior to the date of the Company Stockholder Approval; provided that (A) any event, fact, development or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, (B) any event, fact, development or occurrence that results from the announcement, pendency and consummation of this Agreement or the Merger or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (C) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, or (D) any changes or lack thereof after the date hereof in the market price or trading volume of the Shares, individually or in the aggregate, will not be deemed to constitute an Intervening Event (it being understood that, with respect to clauses (C) and (D), the underlying facts or occurrences giving rise to such meeting or exceeding of expectations or projections or such changes or lack thereof in market price or trading volume may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise excluded from this definition).
(iii)“Superior Proposal” means any unsolicited bona fide Acquisition Proposal that is on terms that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal, (x) is reasonably capable of being consummated in accordance with its terms and (y) if consummated would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Merger and the Transactions (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 7.03(f)). For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” shall be deemed to be references to “50%”.
(k)Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, the Independent Subcommittee shall be entitled to (i) withhold, withdraw, adversely qualify, modify or amend the Independent Subcommittee’s recommendation in favor of this Agreement and the Transactions, or to recommend or declare the advisability of any Acquisition Proposal (any of the foregoing, an “Independent Subcommittee Adverse Recommendation Change”), and (ii) make any disclosure (including of such Independent Subcommittee Adverse Recommendation Change) to the Company’s stockholders, whether through an SEC filing by the Company, the Information Statement or otherwise, if the Independent Committee determines (after consultation with its advisors) that its failure to do so is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that neither any such Independent Subcommittee Adverse Recommendation Change nor any such disclosure to the Company’s stockholders shall in any event constitute an Adverse Recommendation Change for any purpose hereunder.
SECTION 7.04 Directors’ and Officers’ Indemnification and Insurance.
(a)From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and bylaws (or similar organizational documents) of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company Bylaws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company or any Company Subsidiary.
(b)For a period of six years after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer or director of the Company or one of the Company Subsidiaries, whether occurring on or before the Effective Time; provided, that in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. To the fullest extent permitted by Law, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, Parent acknowledges, and shall cause the Surviving Company to acknowledge, that to the extent consistent with the provisions in the Indemnified Parties’ indemnification agreements with the Company as of the date hereof that prevent the Company from assuming the defense of the Indemnified Parties where there may exist a conflict of interest between the relevant Indemnified Party and any other party or parties being jointly represented, the Indemnified Parties shall be entitled to continue to retain the respective outside counsel representing such Indemnified Parties as of the date hereof, and neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents thereto in writing. The rights of each Indemnified Party under this Section 7.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.
(c)Prior to the Effective Time, the Company shall obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof for the six year period following the Effective Time at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement; provided further that in the event the annual premium of such insurance exceed such amount, the Company may obtain as much coverage as is possible for amounts not to exceed such maximum annual amount in aggregate annual premiums. The Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.
(d)In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.04.
(e)The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, each of whom shall be a third party beneficiary under this Agreement.
(f)Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.04. The rights of the Indemnified Parties pursuant to this Section 7.04 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Company Charter and the Company Bylaws; (ii) the organizational documents of the Company Subsidiaries; (iii) any and all indemnification agreements entered into with the Company or any of the Company Subsidiaries; or (iv) applicable Law (whether at Law or in equity).
SECTION 7.05 Employment Matters.
(a)For a period beginning on the Effective Time and ending on the first anniversary of the Closing Date (or, if shorter, during an employee’s period of employment following the Effective Time) (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company and the Company Subsidiaries to provide, to each employee of the Company, the Surviving Company, and each of the Company Subsidiaries (each, a “Continuing Employee”) with: (i) the same or greater base salary or wage rate as in effect for such Continuing Employee immediately prior to the Closing; (ii) target annual cash incentive compensation opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Closing; provided, that nothing in this clause (ii) shall restrict Parent and its Subsidiaries from setting and determining attainment of the metrics (including individual and group performance metrics or commission rate components of any metrics) relevant to determining attainment of such target cash incentive or bonus opportunities; (iii) employee benefits (including vacation and sick or other paid leave) that are no less favorable in the aggregate to such benefits provided to such Continuing Employees and their covered dependents under the Company Plans immediately prior to the Closing; and (iv) to the extent a Continuing Employee is not primarily working remotely as of immediately prior to the Effective Time, a principal place of employment that is not more than 25 miles from the Continuing Employee’s principal place of employment as of immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor in accordance with their terms, all employment agreements set forth on Section 7.05(a) of the Company Disclosure Letter for so long as such employment agreement remains in effect, subject to any provisions for termination or amendment in such employment agreement.
(b)Continuing Employees shall receive credit for all years of service and level of seniority with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Company, or any of their Subsidiaries for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which any Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time. For the avoidance of doubt, each Continuing Employee’s vacation and sick time accruals, as of the Effective Time, shall carry over to Parent, Surviving Company or any of their respective Subsidiaries. Notwithstanding the foregoing, nothing in this Section 7.05 shall be construed to require crediting of service that would result in (i) duplication of benefits for the same period of service or (ii) service credit for benefit accruals under a defined benefit pension plan, retiree welfare plan or any grandfathered or frozen Parent benefit plan. With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company (each, a “Parent Welfare Benefit Plan”) in which a Continuing Employee is eligible to participate on or after the Effective Time, Parent and the Surviving Company shall (A) waive, or cause the insurance carrier to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee and any covered dependent under any Parent Welfare Benefit Plan to the same extent waived under a comparable Plan and (B) provide credit to each Continuing Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee or covered dependent under the Plans during the relevant plan year of such Parent Welfare Benefit Plan in which the Effective Time occurs.
(c)At the Effective Time, Continuing Employees shall no longer be eligible to participate in the Specified Stockholder Own Plan.
(d)The provisions contained in this Section 7.05 are included for the sole benefit of the parties hereto, and nothing in this Section 7.05, whether express or implied, shall create any third party beneficiary or other rights in any other person, including any employee, former employee, any participant in any Plan, employee benefit plan programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment with the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates. Nothing contained herein, whether express or implied, shall be treated as (i) establishing or amending any Plan or any employee benefit plan programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company or other employee benefit plan or arrangement, (ii) restricting in any way the right of the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan or arrangement in accordance with its terms, (iii) preventing or restricting in any way the right of Parent, the Surviving Company or any of their respective Affiliates to terminate the of service of any employee, officer, director, manager or consultant of the Company and its Subsidiaries at any time following the Closing; or (iv) obligating Parent, the Surviving Company or any of their respective Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.
SECTION 7.06 Further Action.
(a)Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company agree to use reasonable best efforts to take, or cause to be taken (including by causing their respective Subsidiaries to take), all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all authorizations, consents, Orders, approvals, licenses, permits and waivers of, and giving all necessary notices, reports and other filings to, all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the consummation of the Transactions; provided, however, that the Company shall not be required to pay any fees or other payments to any such Governmental Authority in order to obtain any such authorization, consent, Order, approval, license, permit and waiver unless reimbursed pursuant to the final sentence of this Section 7.06; and (ii) provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith. Each party shall make its respective filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than 10 Business Days, following the date of this Agreement and execute and deliver any additional instruments necessary or advisable to promptly obtain such authorizations, consents, Orders, approvals, licenses, permits and waivers to consummate the Transactions. In addition, each party agrees to make, or cause to be made, as promptly as reasonably practicable, and in any event no later than 20 Business Days following the date of this Agreement, appropriate filings, and notifications or draft submissions, pursuant to any other foreign Antitrust Law or Foreign Investment Law with respect to the Transactions. The parties shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested related to the Transactions. Parent will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals.
(b)Without limiting the generality of the undertaking of Parent and Merger Sub pursuant to Section 7.06(a), Parent and Merger Sub shall, and shall cause each of their respective Subsidiaries to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Law that may be asserted by any Governmental Authority or any other person so as to enable the parties hereto to consummate the Transactions as promptly as practicable and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent and Merger Sub pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions; provided, that any such sale, divestiture, license or other disposition referred to above is conditioned upon clearance under the HSR Act and any applicable foreign Antitrust Law or Foreign Investment Laws identified in Section 8.01(c) of the Company Disclosure Letter and consummation of the Merger and the other Transactions. In addition, Parent and Merger Sub shall defend any Action (including by defending through litigation) in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other Transactions or which would prevent the consummation of the Merger prior to the Outside Date. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.06 shall require or obligate Parent, Merger Sub, the Equity Investors, or any of their investments, Affiliates or Subsidiaries (other than the Company and its Subsidiaries) to commit to or effect any of the actions contemplated by this Section 7.06 with respect to any investments, businesses, products, rights, services, licenses, entities, or assets of Parent, Merger Sub, the Equity Investors or any of their respective investments, Affiliates or Subsidiaries (other than the Company and its Subsidiaries), or any interests therein.
(c)Subject to applicable Laws, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep each other reasonably apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act, and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed material communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act, if available. The parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “Outside Counsel Only Material” and may redact the materials as necessary to (i) remove references concerning the valuation of the Company, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.
(d)None of Parent, Merger Sub or any of their respective Affiliates (other than any portfolio company of Parent, Merger Sub or any of their respective Affiliates) shall take any action or enter into any agreement, transaction or agreement to effect any transaction (including any acquisition, purchase, merger, consolidation or other transaction) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) consummate the Merger and the Closing; (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other Antitrust Law applicable to the Transactions; (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions; or (iv) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.
(e)Notwithstanding anything to the contrary in this Agreement, the Company shall be solely responsible for and shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to take or cause to be taken all actions necessary and proper or advisable on its part under this Agreement and applicable Law to obtain as promptly as reasonably practicable all the Third-Party Consents and in connection therewith, neither the Company nor any of its Subsidiaries will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, for the purposes of obtaining any such Third-Party Consents without the prior consent of Parent.
SECTION 7.07 Obligations of Parent with respect to Merger Sub and the Surviving Company. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause Merger Sub to pay, perform and discharge its obligations hereunder. Promptly following the execution and delivery of this Agreement, Parent shall cause the sole stockholder of Merger Sub, which is a wholly owned indirect Subsidiary of Parent, to execute and deliver to the Company a written consent adopting this Agreement in accordance with the DGCL. During the Pre-Closing Period, neither Parent nor Merger Sub shall engage in any activity of any nature except any activity related to the transactions contemplated by this Agreement or activities reasonably ancillary thereto. After the Effective Time, Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by the Surviving Company of, and the compliance by the Surviving Company with, all of the covenants, agreements, obligations and undertakings of the Surviving Company under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause the Surviving Company to pay, perform and discharge its obligations hereunder.
SECTION 7.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, except with respect to any release of public statement expressly permitted by Section 7.03 or relating to a termination pursuant to Section 9.01 or Section 9.03, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the rules or regulations of Nasdaq or any United States national securities exchange on which the Shares are then traded, in which case the issuing party shall use its commercially reasonable efforts to consult with the other party before issuing any press release or making any such public statements. Notwithstanding the foregoing or the terms of the Confidentiality Agreement, each party hereto may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually in accordance with this Section 7.08). Notwithstanding the foregoing, Parent, Merger Sub, Guarantors and their respective Affiliates may, without such consultation or consent, make disclosures and communications (a) to existing or prospective general and limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and (b) on such Person’s website in the ordinary course of business so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually) in accordance with this Section 7.08.
SECTION 7.09 Transfer Taxes. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes and any transfer, recording, registration or other similar fees or charges which become payable in connection with the Transactions (collectively, “Transfer Taxes”). Notwithstanding anything to the contrary herein, each of Parent and the Surviving Company agrees to assume liability for and pay any Transfer Taxes that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions (other than any Transfer Taxes required to be borne by a person other than the registered holder of a Book-Entry Share pursuant to Section 3.02(b)).
SECTION 7.10 Stock Exchange De-Listing. Parent shall use commercially reasonable efforts to cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent to accomplish the foregoing and shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NASDAQ to enable the delisting by the Company of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act promptly after the Effective Time.
SECTION 7.11 Stockholder Litigation. Prior to the Effective Time, the Company shall notify Parent promptly of the commencement of any stockholder litigation brought or threatened in writing against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Transactions (“Transaction Litigation”) and shall promptly advise Parent of any material developments with respect to and keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such Transaction Litigation; provided, however, the Company shall give Parent the right to participate in the defense of any Transaction Litigation and in the negotiation or settlement of any Transaction Litigation and the Company shall give reasonable consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall cause its Representatives not to, settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).
SECTION 7.12 Takeover Laws; Section 16 Matters. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law is, becomes, may become or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing. Prior to the Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the Merger and the other transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 7.13 Financing.
(a)Parent and Merger Sub shall, and shall cause each of their respective Affiliates to, use its reasonable best efforts to obtain and consummate the Equity Financing at or prior to the Effective Time on the terms described in, and subject only to the conditions expressly set forth in, the Equity Commitment Letters delivered to the Company on or prior to the date hereof, including using its reasonable best efforts to maintain in full force and effect each of the Equity Commitment Letters. Without limiting the generality of the foregoing, in the event that all conditions contained in the Equity Commitment Letters have been satisfied (or upon funding will be satisfied), Parent and Merger Sub shall, and shall cause the Equity Investors to, fund at, prior to or concurrently with the Effective Time the Equity Financing required to consummate the Transactions and to pay the Required Amount at, prior to or concurrently with the Effective Time. Parent and Merger Sub shall use their reasonable best efforts to comply with their respective obligations, and enforce their rights, under the Equity Commitment Letters in a timely and diligent manner. Parent and Merger Sub shall not, without the prior written consent of the Company, (A) permit any amendment, assignment, supplement or other modification to, or any waiver of any provision or remedy under, restate, substitute or replace, any of the Equity Commitment Letters if such amendment, assignment, supplement, modification, waiver, restatement, substitution or replacement would reasonably be expected to (1) (x) adversely impact the ability of either Parent or Merger Sub to enforce their respective rights against any other parties to the Equity Commitment Letters in any respect as so amended, assigned, replaced, restated, substituted, supplemented or otherwise modified, relative to the ability of Merger Sub to enforce its rights against any of such other parties to the Equity Commitment Letters as in effect on the date hereof, (y) add new (or expand, amend, or otherwise modify any existing) conditions to the receipt of any Equity Financing or otherwise adversely affect (including with respect to timing) the ability or likelihood of Parent or Merger Sub to timely consummate the Merger at the Closing or any of the Transactions or (z) make the timely funding of any Equity Financing or satisfaction of the conditions to obtaining the Equity Financing less likely to occur, (2) reduce the amount of the Equity Financing or (3) prevent, impede, impair or delay the consummation of the Transactions or obtaining an amount of the Equity Financing at least equal to the Required Amount, (B) terminate any Equity Commitment Letter, (C) take or fail to take any action or enter into any transaction that would reasonably be expected to impede, impair, delay or prevent the timely consummation of the Equity Financing contemplated by the Equity Commitment Letters or (D) adversely affect the ability of Parent and Merger Sub to enforce its rights against the other parties to any of the Equity Commitment Letters.
(b)Prior to the Closing, the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, provide such reasonable cooperation as is customary and reasonably requested by Parent in connection with the obtaining and arranging of the Debt Financing. Without limiting the generality of the foregoing, such reasonable best efforts in any event shall include:
(i)participating in a reasonable number of meetings (including meetings with prospective Debt Financing Sources), presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable and mutually agreed times and with reasonable advance notice;
(ii)to the extent required by the Debt Commitment Letter, facilitating the pledging of, and perfection of security interests in, collateral, effective no earlier than the Effective Time;
(iii)furnishing Parent and the Debt Financing Sources as promptly as reasonably practicable following the delivery of a request therefor to the Company by Parent (which notice shall state with specificity the information requested) such financial and other information regarding the Company and its Subsidiaries as is customarily required in connection with the execution of financings of a type similar to the Debt Financing, including the Company Financial Information;
(iv)in each case following Parent’s reasonable request, assisting Parent and Merger Sub in the preparation of (A) confidential information memoranda (including a version that does not include material non-public information) and other customary marketing materials required in connection with financings similar to the Debt Financing and (B) materials for rating agency presentations;

(v)following Parent’s reasonable request, using commercially reasonable efforts to cause directors and officers who will continue to hold such offices and positions from and after the Effective Time to execute and provide to be held in escrow (to be released by the Company not before the occurrence of the Effective Time) resolutions or consents of the Company and its Subsidiaries with respect to entering into the Definitive Financing Agreements and otherwise as necessary to authorize consummation of the Debt Financing; provided that no such resolution or consent shall become effective until the Effective Time;
(vi)providing (A) customary authorization and representation letters to the Debt Financing Sources with respect to marketing materials from a senior officer of the Company (which authorization and representation letters will become effective before the Effective Time) to the extent required in the Debt Commitment Letter and (B) a certificate of the chief financial officer of the Company in the form set forth on Annex I to Exhibit C of the Debt Commitment Letter (as in effect on the date hereof) with respect to solvency matters;
(vii)if requested by Parent, providing (A) at least three Business Days prior to the Closing Date, all documentation and other information regarding the Company and its Subsidiaries as is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent requested by Parent in writing at least nine Business Days prior to the anticipated Closing Date and (B) certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 to any Debt Financing Source that has requested such certification;
(viii)assisting reasonably in the preparation and execution of necessary and customary Definitive Financing Agreements (including one or more credit agreements, security agreements, mortgages and/or guarantees and the schedules and exhibits thereto) in connection with the Debt Financing or other certificates or documents as may reasonably be requested by Parent, in each case, to be held in escrow pending release by the Company at, and subject to the occurrence of, the Effective Time; and
(ix)to the extent required in the Debt Commitment Letter, using commercially reasonable efforts to ensure that the syndication efforts with respect to the Debt Financing benefit materially from the existing lending and investment banking relationships of the Company, it being understood and agreed that (x) such cooperation shall not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates and (y) the provisions set forth in this Section 7.13(b) represent the sole obligation of the Company and its Affiliates with respect to the Debt Financing and no other provision of this Agreement (including the exhibits and schedules hereto) or the Debt Commitment Letter will be deemed to expand such obligations. All non-public or otherwise confidential information regarding the Company or its Affiliates obtained by Parent or Merger Sub or their Representatives pursuant to this Section 7.13 shall be kept confidential in accordance with the Confidentiality Agreement, including any joinder or other agreement entered into in connection therewith (which, with respect to the potential Debt Financing Sources who are not party to the Debt Commitment Letter but are participating in the syndication process, shall be satisfied by the confidentiality provisions applicable under customary confidentiality undertakings in the context of customary syndication practices for debt financings of the type contemplated by the Debt Commitment Letter (as in effect on the date hereof)). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is reasonable and customary and that is not reasonably likely to harm or disparage the Company or its Subsidiaries in any respect.
(c)Notwithstanding anything herein to the contrary, (i) no directors or managers of the Company or its Affiliates (other than any director or manager who is continuing as a director or manager of any the Company or its Subsidiaries following the consummation of the Transactions) shall be required to pass resolutions or consents to approve or authorize the execution or delivery of the Debt Financing or to execute, deliver or enter into, or perform any agreement, certificate, arrangement, document or instrument with respect to the Debt Financing (other than the documents to be delivered pursuant to Section 7.13(b)(vi)), including any definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”), (ii) no obligation of the Company, its Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing (other than the authorization and representation letters to be delivered pursuant to Section 7.13(b)(vi)(A)), and (iii) none of the Company, its Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee in connection with the Debt Financing or incur any other cost or expense that is not promptly reimbursed by Parent in connection with the Debt Financing, (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its Affiliates, (C) take any actions that would conflict with or violate the Company’s or its Affiliates’ organizational documents or any Laws, or that would reasonably be expected to result in a violation or breach of, or default under, any material Contract to which any of them are a party or by which any of their assets are bound, (D) give to any other Person any indemnities in connection with the Financing that are effective prior to the Closing or (E) take any actions that would cause any representation or warranty in this Agreement to be breached or that would cause any closing condition set forth in Article VIII to fail to be satisfied or that would otherwise cause a breach of this Agreement. Nothing contained in this Section 7.13 or otherwise shall require the Company or its Affiliates to be an issuer or other obligor with respect to the Debt Financing prior to the Effective Time. Notwithstanding anything to the contrary, the condition set forth in Section 8.02(b), as it applies to the Company’s obligations under this Section 7.13, shall be deemed satisfied unless the Debt Financing has not been obtained as a direct result of the Company’s Willful and Material Breach of its obligations under this Section 7.13.
(d)Each of Parent and Merger Sub acknowledges and agrees that the only obligations of the Company or any of its Affiliates or Representatives with respect to any portion of the Financing prior to the Effective Time are the obligations expressly set forth in this Agreement. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Affiliates or their respective Representatives in connection with such cooperation by the Company or any of its Affiliates and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all liabilities, losses, obligations, damages, costs and expenses of any kind (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due and whether in contract, tort, strict liability or otherwise) suffered or incurred by them in connection with the arrangement of any Financing, any alternative financing, any action taken by them pursuant to this Section 7.13 and any information utilized in connection therewith (other than written information provided by the Company to Parent or Merger Sub for use in connection with the Debt Financing), except to the extent resulting from the gross negligence, fraud or willful misconduct of Company or any of its Subsidiaries or Representatives.
(e)Each of Parent and Merger Sub acknowledges and agrees that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain the Equity Financing, any Financing or any other financing. For the avoidance of doubt, if the Equity Commitment, any Financing or any other financing has not been obtained, Parent and Merger Sub shall continue to be obligated to complete the Merger, pay the Required Amount and consummate the Transactions.
SECTION 7.14 Pre-Closing Separation. Prior to or at the Closing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take all actions set forth in Schedule IV of the Separation Agreement. From the date hereof until the earlier of the Effective Time and termination of this Agreement in accordance with Article IX, (a) the Company shall, upon receipt of a request from Parent, provide Parent and its Representatives with reasonably detailed updates regarding the progress and status of the transactions contemplated by the Separation Agreement and (b) the Company shall reasonably consult with Parent regarding such transactions and such steps or actions and shall consider in good faith Parent’s reasonable requests with respect thereto. Notwithstanding anything in this Agreement to the contrary, in no event shall any breach of, or failure to perform or delay in performing, any covenant or agreement on the part of the Company set forth in this Section 7.14 or in the Separation Agreement result in or be deemed to result in a failure of the condition set forth in Section 8.02(b) to be satisfied.
SECTION 7.15 FIRPTA Certificate. The Company shall deliver to Parent at or prior to the Closing a certification of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2); provided, however, that Parent’s sole recourse with respect to the failure to provide the certificate under this Section 7.15 shall be Parent’s ability to deduct and withhold (or cause such deduction or withholding to occur) from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 3.07.
ARTICLE VIII

CONDITIONS TO THE MERGER
SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or written waiver by the Company, Parent and Merger Sub, if permissible by Law), at or prior to the Effective Time, of the following conditions:
(a)Company Stockholder Approval; Information Statement. The Company Stockholder Approval shall have been obtained. The Information Statement shall have been mailed to the Company’s stockholders and at least 20 calendar days shall have elapsed from the date of completion of such mailing.
(b)No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the Merger.
(c)Regulatory Approvals. The waiting period applicable to the Transactions pursuant to the HSR Act shall have expired or otherwise been terminated and clearances or approvals shall have been obtained, or deemed obtained unless waived, under the foreign Antitrust Law or Foreign Investment Laws identified in Section 8.01(c) of the Company Disclosure Letter.

SECTION 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent (where permissible), at or prior to the Effective Time, of the following additional conditions:
(a)Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.02(a) and Section 4.02(b) (Capitalization) (other than for inaccuracies that are individually or in the aggregate de minimis relative to the total fully diluted equity capitalization of the Company) and Section 4.06(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (ii) the representations and warranties of the Company set forth in Section 4.01(a) (Organization and Qualification), Section 4.03, (Authority Relative to This Agreement), Section 4.18 (Affiliate Transactions), and Section 4.19(b) (Board Approvals; Vote Required), Section 4.20 (Takeover Laws) and Section 4.22 (Brokers) shall be true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this clause (iii), for such failures to be true and correct that would not have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).
(b)Agreements and Covenants. The Company shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)Material Adverse Effect. Since the date of the Agreement, no Material Adverse Effect shall have occurred and be continuing.
(d)Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an executive officer of the Company, certifying that the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied.
SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company (where permissible), at or prior to the Effective Time, of the following additional conditions:
(a)Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 5.01 (Corporate Organization), Section 5.03 (Authority Relative to This Agreement), and Section 5.10 (Brokers) shall be true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this clause (ii), for such failures to be true and correct that would not have a Parent Material Adverse Effect (it being understood that for this purpose all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).
(b)Agreements and Covenants. Parent and Merger Sub shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by this Agreement to be performed or complied with by them on or prior to the Effective Time.
(c)Officer Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of Parent, certifying that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.
SECTION 8.04 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 8.01(b) or Section 8.01(c) to be satisfied if such failure was principally caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.01(b) or Section 8.01(c) to be satisfied if such failure was principally caused by its failure to perform any of its obligations under this Agreement.
ARTICLE IX

TERMINATION
SECTION 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time only as follows (notwithstanding any prior adoption of this Agreement by the stockholders of the Company):
(a)by mutual written consent of each of the Company and Parent; or
(b)by either the Company or Parent if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger and such Law shall have become final and nonappealable; or
(c)by Parent if:
(i)the Effective Time shall not have occurred on or before the one hundred eighty (180)-day anniversary of the date of this Agreement (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company or Parent, the “Outside Date”); provided, however, that (A) if one or more of the conditions to closing set forth in Section 8.01(b) or Section 8.01(c) have not been satisfied or waived on or prior to such date but all other conditions to closing set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended until the two hundred seventy (270)-day anniversary of the date of this Agreement and (B) the right to terminate this Agreement under this Section 9.01(c)(i) shall not be available to Parent if Parent’s or Merger Sub’s breach of any representations or warranties or failure to satisfy any agreements or covenants under this Agreement primarily caused or resulted in the failure of the Effective Time to occur on or before such date;
(ii)the Company Board shall have effected an Adverse Recommendation Change (A) pursuant to Section 7.03(e) or (B) pursuant to Section 7.03(g);

(iii)any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied and (B) such breach or inaccuracy is not capable of being cured or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Parent to the Company and (ii) one Business Day prior to the Outside Date; provided, that neither Parent nor Merger Sub is then in material breach of this Agreement; or
(iv)if the Written Consent has not been delivered to Parent by the Specified Stockholder within one hour after the execution and delivery of this Agreement;
(d)by the Company if:
(i)the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.01(d)(i) shall not be available to the Company if its breach of any representations or warranties or failure to satisfy any agreements or covenants under this Agreement primarily caused or resulted in the failure of the Effective Time to occur on or before such date;
(ii)the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal; provided, that (A) prior to, or concurrently with, such termination the Company pays the Company Termination Fee due under Section 9.03(a)(ii) and (B) the Company substantially contemporaneously enters into such Acquisition Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) if (x) the Company Stockholder Approval has been obtained or (y) the Company has materially breached Section 7.03; or
(iii)any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.03(a) or Section 8.03(b) not to be satisfied, and (B) such breach or inaccuracy is not capable of being cured or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) one Business Day prior to the Outside Date; provided, that the Company is not then in material breach of this Agreement.
SECTION 9.02 Notice of Termination; Effect of Termination.
(a)A terminating party shall provide written notice of termination to the other parties hereto specifying with reasonable particularity the reason for such termination, and any such termination in accordance with Section 9.01 shall be effective immediately upon delivery of such written notice to the other parties hereto.
(b)In the event of termination of this Agreement by any party as provided in Section 9.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 9.02, the last sentence of Section 7.02(a), Section 7.02(b), the penultimate sentence of Section 7.13(b), Section 7.13(d), Section 9.03 and Article X shall remain in full force and effect and the Guarantees shall remain in full force and effect in accordance with their respective terms and to the extent provided thereunder, and (ii) subject to Section 9.02(c) and Section 9.03(b), nothing herein shall relieve any party from liability for any fraud or Willful and Material Breach of this Agreement prior to such termination, in which case such party shall be liable to the other party for damages (in addition to any other remedies available pursuant to this Agreement), which damages shall include without limitation, in the case of damages or liabilities payable by Parent or Merger Sub, the benefit of the Transactions lost by the Company or its equity holders (including the aggregate amount of the Merger Consideration, consideration in respect of Company Options and Stock Units and damages based on any decrease in the value of the Company Common Stock or the time value of money), which shall be deemed to be damages of the Company. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to consummate the Transactions when such consummation is required hereunder shall be deemed to constitute a Willful and Material Breach of this Agreement. The parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement.
(c)Notwithstanding anything to the contrary set forth in this Agreement (including this Article IX), each of the parties hereto expressly acknowledges and agrees that the Company’s right to (i) terminate this Agreement, (ii) seek a damages award solely in accordance with the provisions of, and subject to the limitations in, this Agreement (including the Parent Damages Limitation) and the Guarantees, or (iii) seek specific performance solely in accordance with, and subject to the limitations in, this Agreement (including Section 10.08) and the Equity Commitment Letters shall constitute the sole and exclusive remedy of the Company, its Subsidiaries, their respective Affiliates or any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) and under no circumstances will the collective monetary damages payable by Parent and Merger Sub for any breaches under this Agreement or the Equity Commitment Letters exceed an amount equal to $685,330,869 (the “Parent Damages Limitation”). In no event will any Company Related Party be entitled to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or award of any kind, including consequential, special, indirect or punitive damages (i) in excess of the Parent Damages Limitation against Parent and Merger Sub or (ii) against the Equity Investors and Parent’s and the Equity Investors’ respective Affiliates or any of their or their respective affiliates’ respective former, current or future directors, officers, employees, general or limited partners, mangers, members, direct or indirect equityholders, controlling persons, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, or any financial institution which provides or is committed to provide financing in connection with the transactions contemplated by this Agreement or any of their respective Affiliates (collectively, the “Parent Related Parties”), other than as expressly provided for in the Equity Commitment Letters, for, or with respect to, this Agreement, the Equity Commitment Letters, the Financings or the transactions contemplated hereby or thereby (including, any breach thereof by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable Law arising out of any such breach, termination or failure and none of the Company Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any such losses or damages (including in respect of any oral representation made or alleged to be made in connection herewith). Nothing in this Section 9.02(c) will preclude any liability of the Debt Financing Sources to the Company (following the Closing), Parent or Merger Sub under the definitive agreements relating to the Debt Financing or limit the Company (following the Closing), Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing. Notwithstanding anything to the contrary herein, other than the Equity Investors’ respective obligations under, and pursuant to the terms of, the Equity Commitment Letters, the obligations of Parent or Merger Sub to the extent expressly provided in this Agreement and the respective obligations of the Guarantors under, and pursuant to the terms of, the Guarantees, in no event will any Parent Related Party or any other Person other than Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, while the Company may plead in the alternative to pursue specific performance of Parent and Merger Sub’s obligation to consummate the Merger solely in accordance with, and subject to the limitations in, this Agreement (including Section 10.08) and the Equity Commitment Letters or a monetary damages award solely in accordance with, and subject to the limitations in, this Agreement (including this Section 9.03(c)) and the Guarantees, in no event will (A) the Company or any Company Related Party be entitled to receive such monetary damages award if the Company or any Company Related Party has received a grant of specific performance or any other equitable remedy pursuant to Section 10.08 that specifically enforces Parent’s and Merger Sub’s obligation to consummate the Merger or any Equity Investor to fund any amount under the Equity Commitment Letters or (B) the Company or any Company Related Party be entitled a grant of specific performance or any other equitable remedy, whether pursuant to Section 10.08 or otherwise, following any award of monetary damages in accordance with this Agreement.
SECTION 9.03 Fees and Expenses. Unless specified otherwise herein, all expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement.
(a)If this Agreement shall be validly terminated:
(i)(A) by Parent pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii) or by the Company pursuant to Section 9.01(d)(i), (B) after the date of this Agreement an Acquisition Proposal shall have been made, and not withdrawn, and (C) within twelve (12) months following the date of such termination either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i)(B)), then the Company shall pay to Parent the amount of $311,514,031 (the “Company Termination Fee”) in accordance with Section 9.03(b); or
(ii)(A) by Parent pursuant to Section 9.01(c)(ii) or Section 9.01(c)(iv), or (B) the Company pursuant to Section 9.01(d)(ii), then the Company shall pay to Parent the Company Termination Fee in accordance with Section 9.03(b).
(b)In the event the Company Termination Fee becomes payable by the Company pursuant to this Section 9.03, it shall be paid to Parent (or Parent’s designees) by the Company in immediately available funds (i) prior to, or concurrently with, termination of this Agreement by the Company, in the case of termination of this Agreement by the Company pursuant to Section 9.01(d)(ii) or (ii) within two Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The payment to Parent (or Parent’s designees) of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated and, upon such payment in accordance with this Section 9.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
(c)For purposes of this Section 9.03, the definition of Acquisition Proposal shall have the meaning assigned to such term in Section 7.03(j)(i), except that references to “20%” in the definition thereof shall be deemed to be references to “50%” and clause (C) of the definition thereof shall be deemed amended and replaced in its entirety by the following language: “(C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction.”
(d)The parties hereto acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement. Each of the parties hereto further acknowledges that the payment of the amounts by the Company specified in this Section 9.03 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall any party hereto be required to pay a fee in connection with the termination of this Agreement more than once.
ARTICLE X

GENERAL PROVISIONS
SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
SECTION 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 10.02):
(a)if to Parent or Merger Sub:
Silver Lake
2775 Sand Hill Road
Suite 100
Menlo Park, CA 94025
Attention:     Karen King
Email:         karen.king@silverlake.com

with a copy to:

Silver Lake
55 Hudson Yards
40th Floor
New York, NY 10001

Attention: Andrew J. Schader
Email: andy.schader@silverlake.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:     Justin Hamill
Michael Anastasio
Email:        Justin.Hamill@lw.com
Michael.Anastasio@lw.com

(b)if to the Company:
Qualtrics International Inc.
333 West River Park Drive
Provo, UT 84604
Attention:    Blake Tierney
Email:    blaket@qualtrics.com
with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
1460 El Camino Real, 2nd Floor
Menlo Park, CA 94025
Attention:    Daniel Mitz
    Scott Petepiece
    Robert Cardone
Email:    daniel.mitz@shearman.com
    spetepiece@shearman.com
    robert.cardone@shearman.com
and with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
3 Embarcadero Center
San Francisco, CA 94111
Attention:    Anthony McCusker
    Joshua Zachariah
Email:    AMcCusker@goodwinlaw.com
    JZachariah@goodwinlaw.com
and with a copy (which shall not constitute notice) to:
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
Attention:    Ethan A. Klingsberg
    Sarah K. Solum
    Sebastian L. Fain
Email:    ethan.klingbserg@freshfields.com
    sarah.solum@freshfields.com
    sebastian.fain@freshfields.com

SECTION 10.03 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Annex, an Exhibit, an Article or a Section, such reference shall be to an Annex, an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were at least one day prior to the date hereof (a) available for review by such person and its Representatives through the electronic data room entitled Panther, which is hosted by Datasite in connection with the Transactions, (b) disclosed in a SEC Document filed and publicly available or (c) otherwise provided by or on behalf of the Company in writing to Parent, Merger Sub or their Representatives. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and any Law referred to herein shall be deemed to also refer to all rules and regulations promulgated thereunder. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to “ordinary course of business” refers to the ordinary course of business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practice. References to a person are also to its successors and permitted assigns. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Company to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.
SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party; provided, that the parties intend that the remedies and limitations thereon (including limitations on remedies in Section 10.08, Section 10.14 and the other limitations on the liabilities of the Parent Related Parties) contained in Article IX (including Section 9.03(c)) and Article X be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases any Parent Related Party’s liability or obligations hereunder or under the Financing. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced (except those referenced in the immediately preceding proviso), the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 10.05 Entire Agreement. This Agreement, taken together with the Company Disclosure Letter, the Confidentiality Agreement (together with any joinders or other agreements entered into in connection therewith), the Equity Commitment Letters and the Guarantees, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.
SECTION 10.06 Assignment. Neither this Agreement nor any of the parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Parent and Merger Sub may (a) assign all or any of their rights and obligations hereunder to any wholly-owned Subsidiary or Affiliate of Parent and (b) pledge this Agreement to any lender of Parent as security for the obligation of such lender in respect of providing the Financing, provided, that, in each case, (i) no such assignment or pledge will in any way affect Parent’s obligations or liabilities under this Agreement and Parent shall continue to remain liable for all such obligations and liabilities and (ii) such assignment would not reasonably be expected to have a Parent Material Adverse Effect. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 7.04 (which are for the benefit of the persons covered thereby and may be enforced by such persons after the Effective Time), (b) after the Effective Time occurs, for the rights of the holders of Shares to receive the Merger Consideration to which they are entitled in accordance with the terms and conditions of this Agreement, (c) the right of the Company to seek, prove and be awarded damages on behalf of the Company’s stockholders, (d) the third party beneficiary rights specified in the Equity Commitment Letters, and (e) the rights of the Non-Recourse Parties set forth in Section 10.14.
SECTION 10.08 Specific Performance.
(a)The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the Equity Commitment Letters or the Guarantees, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Notwithstanding anything in this Agreement to the contrary, if, and only if, (1) all of the conditions set forth in Sections 8.01 and 8.02 of this Agreement have been and continue to be satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided that those conditions could be satisfied if the Closing were to occur), (2) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 8.03 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or that it would be willing to waive any unsatisfied conditions in Section 8.03, and (y) it is ready, willing, and able to consummate the Closing if the Equity Financing were funded and (3) the Merger has not been consummated, each of Parent, Merger Sub and the Company expressly acknowledges and agrees that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders and that the Company on behalf of itself and its stockholders shall be entitled to enforce specifically Parent’s and Merger Sub’s obligation to consummate such Transaction and the terms of the Equity Commitment Letters and the Guarantees (and specifically that the Company is entitled to enforce the Equity Investor’s obligation to provide the Equity Commitment (whether under this Agreement or the applicable Equity Commitment Letter or otherwise), the Guarantors’ obligations pursuant to the Guarantees or otherwise cause Parent or Merger Sub to consummate the Merger on behalf of itself and its stockholders, which right is hereby acknowledged and agreed by Parent and Merger Sub).
(b)Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that a party initiates a proceeding seeking equitable relief pursuant to this Section 10.08, the Outside Date shall automatically be extended until such proceeding is finally resolved and any relief granted has been effected. The parties acknowledge and agree that the right of specific performance contemplated by this Section 10.08 is an integral part of the Transactions, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement.
SECTION 10.09 Governing Law.
(a)This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.
(b)The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts.
SECTION 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN

CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
SECTION 10.11 Amendment. This Agreement may be amended, by written agreement of the parties hereto, at any time prior to the Effective Time; provided, however, that following the Effective Time, no amendment may be made that would reduce the amount or change the form of the Merger Consideration or that would otherwise require the approval of the stockholders of the Company under applicable Law without the consent of the stockholders of the Company. Notwithstanding anything to the contrary contained herein, the provisions of this Section 10.11, the first sentence of Section 10.10 and Section 10.16 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended, modified, supplemented or waived in a manner that adversely impacts or is otherwise adverse in any respect to any Debt Financing Source without the prior written consent of the applicable Debt Financing Sources.
SECTION 10.12 Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
SECTION 10.13 Company Disclosure Letter. The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Letter (other than Sections 4.01, 4.02, 4.03, 4.06(a), 4.20 or 4.22 of the Company Disclosure Letter) to which such information reasonably relates on its face as though fully set forth in such other Section. Certain items and matters may be listed in the Company Disclosure Letter for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Material Adverse Effect on the Company and (b) shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third party rights (including any Intellectual Property), any Contract or agreement or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

SECTION 10.14 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company may assert in accordance with the Guarantees, the Equity Commitment Letters or the Confidentiality Agreement. Except as set forth in this Agreement, the Guarantees, the Equity Commitment Letters or the Confidentiality Agreement, no former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any Transactions shall be sought or had against any Non-Recourse Party, except for claims that any party may assert against (A) another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (B) pursuant to the Guarantees, the Equity Commitment Letters or the Confidentiality Agreement.
SECTION 10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 10.16 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and controlled Affiliates, hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, by or against any Debt Financing Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company in any such Action shall be effective if notice is given in accordance with Section 10.02, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Related Parties will have any liability to the Company (in each case, other than the Parent Related Parties) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder), (vii) agrees that the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, Section 10.06 and this Section 10.16, and (viii) Section 10.06 and this Section 10.16 and the definitions of “Material Adverse Effect”, “Debt Financing Sources” and “Debt Financing Related Parties” shall not be amended, modified or waived (including any definitions in this Agreement to the extent such amendment or waiver would modify any such foregoing Sections or provisions (including for the avoidance of doubt the definition of “Material Adverse Effect”)) in any way materially adverse to the Debt Financing Related Parties without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter; provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
QUALTRICS INTERNATIONAL INC.
By    /s/ Blake Tierney
Name: Blake Tierney
Title: General Counsel

    [Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
QUARTZ HOLDCO, LLC
By: SLP Quartz Aggregator, L.P., its member
By: SLP VI Aggregator GP, L.L.C., its general partner
By: Silver Lake Technology Associates VI, L.P., its managing member
By: SLTA VI (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C., its managing member
By    /s/ Egon Durban
Name: Egon Durban
Title: Co-Chief Executive Officer
QUARTZ MERGERCO, INC.
By    /s/ Egon Durban
Name: Egon Durban
Title: President

    [Signature Page to the Agreement and Plan of Merger]